UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ALLISON TRANSMISSION HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Allison Transmission

THE POWER OF ALLISON

Notice of 2022 Annual Meeting and Proxy Statement

Letter from our President and Chief Executive Officer

Dear Fellow Stockholder:
I am pleased to present the 2022 Allison Transmission Holdings, Inc., or Allison, proxy statement, which contains information about Allison’s strategic direction, corporate responsibility and sustainability efforts, executive compensation, governance and Board of Directors’ composition. It is my pleasure, along with our Board of Directors, or Board, to invite you to the 2022 annual meeting of stockholders, or the Annual Meeting, of Allison. This year’s meeting will be held on Wednesday, May 4, 2022 at 10:00 a.m. Eastern Time. Due to concerns relating to the unpredictability of the coronavirus pandemic (COVID-19), and to support the health and well-being of our stockholders, we will have a virtual-only Annual Meeting in 2022, conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ALSN2022. There will not be a physical location for our Annual Meeting, and you will not be able to attend the meeting in person.
You will find information regarding the business to be conducted at the Annual Meeting in the attached Notice of 2022 Annual Meeting of Stockholders and Proxy Statement, including information you should consider when you vote your shares. We are sending substantially all of our stockholders a Notice of Internet Availability of Proxy Materials, our 2021 Annual Report to Stockholders and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes our impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.
Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares by telephone, via the Internet or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of the ten director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
(3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
2021 was a productive year for Allison. Despite ongoing supply chain and labor constraints, our focus on operational performance and implementation of our growth initiatives allowed us to capitalize on improved demand conditions in our end markets to grow revenue and continue to invest in our products and people while also returning capital to stockholders. During 2021, we grew revenue by 15 percent. Notably, within our Outside North America On-Highway end market, the Asia-Pacific region achieved record full year revenue less than two years following the severe global disruptions caused by the COVID-19 pandemic. 2021 also saw the completion of our Innovation Center which provides enhanced collaboration capabilities to support customers, partners and supplier relationships on future technology and product initiatives. We also continued to invest in product development and innovations to advance the next generation of commercial duty vehicle propulsion technologies that improve fuel efficiency and facilitate the transition to zero emissions. Finally, we returned capital to our stockholders in 2021 by repurchasing over $500 million of our shares of common stock, representing approximately 12 percent of our shares of common stock outstanding as of December 31, 2020.
I appreciate your continued interest in and support of our Company and look forward to speaking to you at the Annual Meeting.
Sincerely,

David S. Graziosi
Chairman, President and Chief Executive Officer

Notice of 2022 Annual Meeting of Stockholders

Wednesday, May 4, 2022
10:00 a.m. Eastern Time
To be held virtually at www.virtualshareholdermeeting.com/ALSN2022
Record Date
March 7, 2022
Items of Business
(1)	To elect ten directors to serve until the 2023 annual meeting of stockholders;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;
(3)	An advisory non-binding vote to approve the compensation paid to our named executive officers; and
(4)	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.
Admission
In order to attend the Annual Meeting, please visit www.virtualshareholdermeeting.com/ALSN2022 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction form. Online access to the Annual Meeting will begin at 9:45 a.m. Eastern Time on May 4, 2022 to allow time to log-in and test your device’s audio system. We encourage you to access the Annual Meeting in advance of the designated start time.
Voting
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating, and returning the accompanying proxy card or voting instruction form, will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares online during the live webcast of the Annual Meeting, as your proxy is revocable at your option.
Our Board unanimously recommends that you vote:
(1)	“FOR” the election of each of the ten director nominees named in this proxy statement;
(2)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
(3)	“FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
On or about Friday, March 25, 2022, we will mail to our stockholders either (1) a copy of this proxy statement, a proxy card and our 2021 Annual Report to Stockholders or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote via the Internet.
The Notice of Internet Availability of Proxy Materials, proxy statement, form of proxy card and our 2021 Annual Report to Stockholders are available at www.proxyvote.com.
The accompanying proxy statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.
By order of the Board of Directors

Jacalyn C. Bolles
Executive Director, Deputy General Counsel, Chief Compliance Officer & Secretary

Questions and Answers about the Annual Meeting and Voting	1

Why did I receive a Notice of Internet Availability of Proxy Materials?	1
Who is entitled to vote at the Annual Meeting?	1
How can I participate in the virtual Annual Meeting?	1
How can I submit questions at the virtual Annual Meeting?	1
What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?	2
What does it mean if I receive more than one Notice, proxy card or voting instruction form?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How do I vote?	2
May I change my vote after I have submitted a proxy?	3
Is my vote confidential?	3
Who will serve as the proxy tabulator and inspector of election?	3
What vote is required to approve each proposal?	4
Who is paying for the cost of this proxy solicitation?	4
Is there a list of stockholders entitled to vote at the Annual Meeting?	5
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
Could other matters be decided at the Annual Meeting?	5
What is Allison’s Internet address?	5

Corporate Governance	6

Policies on Corporate Governance	6
Board Leadership Structure	6
Board Role in Risk Oversight	6
Director Independence	7
Majority Vote Standard for Election of Directors	7
Nominations for Directors	7
Director Qualifications	7
Board Diversity and Refreshment	8
Stockholder Communication with our Board	9

Our Commitment to Environmental, Social and Governance Responsibility	10

Environmental	10
Social	11
Governance	11

Certain Relationships and Related Person Transactions	13

Meetings and Committees of our Board	14

Board Composition	14
Board Meetings, Attendance and Executive Sessions	14
Board Committees	14
The Audit Committee	15
The Compensation Committee	15
The Nominating and Corporate Governance Committee	15
The Finance Committee	16
Compensation Committee Interlocks and Insider Participation	16

Allison Transmission Holdings, Inc.
One Allison Way
Indianapolis, Indiana 46222
This proxy statement is being provided to stockholders on or about March 25, 2022 in connection with the solicitation by the Board of Directors, or Board, of Allison Transmission Holdings, Inc., referred to in this proxy statement as Allison, we, us, our or the Company, of proxies to be voted at the 2022 annual meeting of stockholders, or the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of 2022 Annual Meeting of Stockholders. The Annual Meeting will be held at 10:00 a.m. Eastern Time on Wednesday, May 4, 2022 via live webcast at www.virtualshareholdermeeting.com/ALSN2022.

Questions and Answers about the Annual Meeting and Voting

Why did I receive a Notice of Internet Availability of Proxy Materials?
You are receiving this proxy statement because you owned shares of Allison common stock at the close of business on March 7, 2022, which is the record date for the Annual Meeting, or the Record Date, and that entitles you to vote at the Annual Meeting. By use of a proxy, you can ensure your shares are voted whether or not you attend the virtual Annual Meeting.
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about March 25, 2022, we mailed a Notice of Internet Availability of Proxy Materials, or Notice, to substantially all of our stockholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you received a Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock outstanding at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 97,061,647 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
The presence at the Annual Meeting virtually or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the meeting, or 48,530,824 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
How can I participate in the virtual Annual Meeting?
Due to the volatility of the COVID-19 pandemic, we will have a virtual-only Annual Meeting in 2022. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/ALSN2022 and enter the 16-digit control number included in your Notice or on your proxy card or voting instruction form. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Time on Wednesday, May 4, 2022. The meeting will begin promptly at 10:00 a.m. Eastern Time.
How can I submit questions at the virtual Annual Meeting?
If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/ALSN2022 and enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting.

2022 PROXY STATEMENT	[1]

What will I be voting on at the Annual Meeting and how does our Board recommend that I vote?
There are three proposals that stockholders will vote on at the Annual Meeting:
•	Proposal No. 1: To elect ten directors to serve until the 2023 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
•	Proposal No. 3: An advisory non-binding vote to approve the compensation paid to our named executive officers.
Our Board recommends that you vote:
•	Proposal No. 1: “FOR” the election of each of the ten directors nominated by our Board to serve until the 2023 annual meeting of stockholders, or until their successors are duly elected and qualified;
•	Proposal No. 2: “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022; and
•	Proposal No. 3: “FOR” the approval of, in an advisory non-binding vote, the compensation paid to our named executive officers.
G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record, unless you previously requested printed copies of our proxy materials. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 3, 2022 by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 3, 2022 the toll free number found on the proxy card and following the recorded instructions.

2	2022 PROXY STATEMENT

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2022 and entering the 16-digit control number included in your Notice or on your proxy card, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on May 3, 2022 by following the instructions provided in the Notice or the instructions on the voting instruction form if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling no later than 11:59 p.m., Eastern Time, on May 3, 2022 the toll free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.

•
During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALSN2022 and entering the 16-digit control number included in your Notice or on your voting instruction form, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?
If you are a stockholder of record, you have the power to revoke your proxy at any time by:
•	delivering to our Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting online during the live webcast (attendance without casting a vote online during the Annual Meeting will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting online during the live webcast of the Annual Meeting.
Is my vote confidential?
We maintain the confidentiality of the votes of individual stockholders. Proxy forms and voting instruction forms returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the proxy cards and voting instruction forms. The proxy tabulator will disclose information taken from the proxy cards and voting instruction forms only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or voting instruction form, management may learn how you voted in reviewing your comments.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or online during the Annual Meeting. We will report the results in a current report on Form 8-K filed with the Securities and Exchange Commission, or SEC.

2022 PROXY STATEMENT	[3]

What vote is required to approve each proposal?
The shares of a stockholder who votes “abstain” on any or all proposals will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022 (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) and the advisory, non-binding vote to approve the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal No. 1 or Proposal No. 3, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present, but they will not be counted in determining the outcome of the vote on Proposal No. 1 or Proposal No. 3.
A proxy that is signed and returned to us will be voted in the manner directed therein. If properly signed and returned, but no such direction is made, any proxy will be voted (i) “FOR” our Board’s ten nominees for director, (ii) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022, (iii) “FOR” the approval of, in an advisory, non-binding vote, the compensation paid to our named executive officers and (iv) in the discretion of the proxies on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 To elect ten directors	A nominee for director is elected only if the number of votes cast “FOR” a nominee’s election exceeds the number of “AGAINST” votes cast with respect to the nominee’s election	Abstentions and broker non-votes will not affect the outcome of the vote
No. 2 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented virtually or by proxy	Abstentions will have the same effect as votes against the proposal; brokers can vote in their discretion on this proposal
No. 3 An advisory non-binding vote to approve the compensation paid to our named executive officers	Approval by a majority of the voting power of the shares entitled to vote on this proposal represented virtually or by proxy	Abstentions will have the same effect as votes against the proposal; broker non-votes will not affect the outcome of the vote
Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

4	2022 PROXY STATEMENT

Is there a list of stockholders entitled to vote at the Annual Meeting?
A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. Eastern Time, at our offices at One Allison Way, Indianapolis, Indiana 46222. If you would like to view the stockholder list at our offices, please contact our Secretary to schedule an appointment.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and diminish the environmental impact of our Annual Meeting, a single Notice or a single proxy statement and 2021 Annual Report to Stockholders, along with individual proxy cards, will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder, a practice commonly referred to as “householding.” Stockholders participating in householding will continue to receive separate proxy cards. We will promptly deliver, upon written or oral request, individual copies of the proxy materials to any stockholder at the shared address to which single copies of those documents were delivered. If you are a stockholder of record and would like to enroll in this householding service or would like to receive individual copies of this year’s and/or future proxy materials, please contact our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 or by phone at (317) 242-5000. If you are a beneficial owner, you may contact the broker or bank where you hold the account to enroll in this householding service or to receive individual copies of this year’s and/or future proxy materials.
Could other matters be decided at the Annual Meeting?
As of the date of this proxy statement, our Board is not aware of any matters, other than those described in this proxy statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
What is Allison’s Internet address?
Our Internet address is www.allisontransmission.com. You can access this proxy statement, form of proxy card and our 2021 Annual Report to Stockholders in the Investor Relations section of this Internet address. Allison’s filings with the SEC are available free of charge via a link from this address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

2022 PROXY STATEMENT	[5]

Corporate Governance

Policies on Corporate Governance
Our Board believes that good corporate governance is important to ensure our business is managed for the long-term benefit of our stockholders. We have adopted a Code of Business Conduct that applies to all directors, officers and other employees. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our Second Amended and Restated Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The current version of the Code of Business Conduct, our Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee are available in the Investor Relations section of our website at ir.allisontransmission.com. We will post on the Investor Relations section of our website any amendment to, or waiver from, a provision of the Code of Business Conduct that applies to any of our directors or executive officers. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted.
Board Leadership Structure
David S. Graziosi, our President and Chief Executive Officer, or CEO, serves as Chair of the Board. Our Board believes that Mr. Graziosi filling the role of Chair of the Board is an appropriate and efficient leadership structure. Because Mr. Graziosi is not independent, our Board designated Thomas W. Rabaut to continue to serve as Lead Independent Director. In such position, Mr. Rabaut serves as chairman of executive sessions of the independent directors, calls meetings of the independent directors and communicates the results of such meetings to the Chair of the Board, facilitates communication and serves as a liaison between the independent directors and the Chair of the Board and between the independent directors and management, reviews and approves, in connection with the Chair of the Board, all agendas for meetings of the Board and communicates with major stockholders upon request. Our Board re-evaluates our leadership structure on an ongoing basis and may change it as circumstances warrant.
Board Role in Risk Oversight
While risk management is primarily the responsibility of our management, our Board provides overall risk oversight, focusing on the most significant risks facing us. Our Board oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board executes its oversight responsibility for risk management directly and through its committees. Our Board’s role in risk oversight has not affected its leadership structure.
The Audit Committee is specifically tasked with overseeing our compliance with legal, ethical and regulatory requirements, discussing our major financial risk exposures, including our risk assessment and risk management processes, with management and receiving information on material legal and regulatory affairs. Our Executive Director, Financial and Tax Reporting coordinates our enterprise risk management process, and the Audit Committee and full Board receive regular reports regarding our enterprise risk management process. The Compensation Committee is tasked with overseeing our compensation-related risk assessment. See “Executive Compensation—Compensation-Related Risk Assessment” below. Our Board’s other committees oversee risks associated with their respective areas of responsibility.
The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators, risks associated with our business plan, strategy and capital structure, risks related to the competitive market in which we operate, and risks related to interruption of our business due to natural disasters, power outages, labor strikes and public health crisis such as pandemics and epidemics or the like. In addition, our Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

6	2022 PROXY STATEMENT

Director Independence
Our Board’s Corporate Governance Guidelines, which are available on our website as described above, require that our Board be comprised of a majority of directors who qualify as independent directors under the New York Stock Exchange, or NYSE, Listed Company Manual, or the NYSE Manual. Our Board has determined that each of our non-employee directors, Judy L. Altmaier, Stan A. Askren, David C. Everitt, Alvaro Garcia-Tunon, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds, and our new director nominee, D. Scott Barbour, are independent under the NYSE Manual. Our Board has determined that director David S. Graziosi, who is currently our employee, is not independent.
Majority Vote Standard for Election of Directors
Our Bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”
Nominations for Directors
The Nominating and Corporate Governance Committee considers director nominees recommended by stockholders using the same criteria to evaluate candidates received from other sources. See “—Director Qualifications” and “—Board Diversity and Refreshment” below. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Secretary at One Allison Way, Indianapolis, Indiana 46222, who will then forward it to the Nominating and Corporate Governance Committee. Any recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election at an annual meeting, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, or to include a director nominee in our proxy statement, must comply with the advance notice requirements or our proxy access requirements set forth in our Bylaws and provide the information required by our Bylaws regarding the nominee, the stockholder of record and the beneficial owner, if any. See “Stockholder Proposals at 2023 Annual Meeting” for more information on these procedures. During 2021, we engaged a third party search firm to conduct a search for qualified director candidates. D. Scott Barbour, our new director nominee, was identified through this search process.
Director Qualifications
In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a committee-recommended nominee, but may consider the following criteria, among others: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly-held company; experience in our industry and with relevant social policy concerns; experience as a board member of another publicly-held company; academic expertise in an area of our operations; practical and mature business judgment, including the ability to make independent analytical inquiries; ownership of our stock; and gender and racial/ethnic diversity. The Nominating and Corporate Governance

2022 PROXY STATEMENT	[7]

Committee and our Board evaluate each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
The following chart highlights each director nominee’s specific skills, knowledge and experience. A lack of a mark does not mean the director nominee does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which our Board relies most heavily. Each director nominee’s biography describes these qualifications and relevant experience in more detail.
	Altmaier	Askren	Barbour	Everitt	Garcia- Tunon	Graziosi	Haznedar	Lavin	Rabaut	Reynolds
Accounting and Financial	✔	✔	✔		✔	✔		✔	✔	✔
Automotive/Trucking Industry	✔					✔	✔	✔	✔
Business Strategy/M&A	✔	✔	✔		✔	✔	✔	✔	✔	✔
Charitable/Non-Profit	✔	✔		✔	✔		✔		✔	✔
Energy				✔		✔			✔
Government, Contracting and Defense		✔					✔	✔	✔	✔
Human Resources	✔	✔	✔	✔		✔	✔	✔		✔
Information Technology/ Cybersecurity		✔		✔	✔	✔	✔		✔	✔
International	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Manufacturing	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Operations/Supply Chain/Logistics	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Public Company and Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
R&D/ Product Development	✔	✔	✔	✔	✔		✔	✔	✔	✔
Regulatory	✔		✔		✔	✔				✔
Sales and Marketing	✔	✔	✔	✔			✔	✔	✔
Board Diversity and Refreshment
Our Board is committed to actively seeking qualified candidates who reflect diverse backgrounds, including diversity of gender and race/ethnicity. Our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter require diverse candidates to be considered in each search for new Board nominees. Our Board recommends candidates based on the diversity of their business or professional experience, background, talents and perspectives. Our Board considers diversity in the context of the Board as a whole and takes into account the personal characteristics, such as gender, race/ethnicity, age, experience, including financial expertise, and educational and professional background, of current and prospective directors. Our Board believes this process will best facilitate Board deliberations that reflect a broad range of perspectives and lead to a more effective decision-making process.
The Nominating and Corporate Governance Committee also considers Board tenure when evaluating the effectiveness and composition of the Board. The following chart highlights the diversity and tenure of our current directors:

8	2022 PROXY STATEMENT

Stockholder Communication with our Board
Our Board has implemented a process whereby our stockholders and all interested parties may send communications to our Board’s attention. Any stockholder or interested party desiring to communicate with our Board, or one or more specified members thereof, should communicate (i) in writing addressed to Allison Transmission Holdings, Inc., Board of Directors, Attention: Secretary, One Allison Way, Indianapolis, Indiana 46222, (ii) via email at stockholders@allisontransmission.com or (iii) via telephone at (317) 242-4425. Our Board has instructed our Secretary to promptly forward all such communications to the specified addressees thereof. With respect to correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, resumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

2022 PROXY STATEMENT	[9]

Our Commitment to Environmental, Social and Governance Responsibility

We believe that sound corporate citizenship and attention to governance and environmental principles are essential to our success and creating long-term value for our stockholders. We are committed to operating with integrity, contributing to the local communities in which we live and work, promoting inclusion and diversity, developing our employees and focusing on being thoughtful environmental stewards. The Nominating and Corporate Governance Committee is responsible for overseeing our positions on, and policies with respect to, our environmental, social and governance, or ESG, efforts. To support the Nominating and Corporate Governance Committee’s responsibility, we have established an internal ESG working group to oversee Allison’s policies, initiatives and reporting relative to ESG. This committee is a cross-functional team from various areas of the Company, including legal and compliance, enterprise risk management, investor relations, purchasing, product engineering, marketing, sales and service, human resources and operations.
Our ESG reports are available on our website at https://www.allisontransmission.com/company/corporate-responsibility. Below are some of the ways in which we demonstrated our commitment to the environment, our employees and communities, and responsible governance in 2021.
Environmental
Our propulsion solutions, including fully automatic transmissions, electric hybrid propulsion solutions and fully electric propulsion solutions, enable users to reduce their impact on the environment compared to alternative technologies through increased fuel efficiency and lower emissions. Our products are also compatible with vehicles and applications that utilize clean burning alternative fuels, such as compressed and liquefied natural gas.
During 2021 we continued to invest in developing new facilities and technologies to improve the fuel efficiency and emissions savings of our existing products, as well as in electric hybrid and fully electric propulsion solutions. Examples include:
•
eGen PowerTM Portfolio. Following the market introduction of the eGen Power 100D electric axle in 2020, we expanded our portfolio of e-Axles in 2021 to address the wide range of applications and market segments we serve. We introduced the eGen Power 130D, a variant of the 100D specifically designed for European and Asia Pacific markets, where many commercial vehicles require a heavier 13 tonne gross axle weight rating. In addition, we launched the eGen Power 100S, the first single motor variant in the eGen Power series of e-Axles designed for heavy-duty 6x4 tractors and heavy-duty straight trucks, as well as medium duty trucks and school bus applications. Our eGen Power Portfolio of e-Axles are modular, and designed for installation and integration into existing truck chassis.

•
eGen FlexTM. Our eGen Flex™ electric hybrid solution for transit buses provides fully electric propulsion of up to 10 miles depending on duty-cycle and axle-ratio. It also improves fuel economy by up to 25% versus a conventional diesel bus and can operate accessories such as air conditioning and electric heat at their optimal efficiency with clean and quiet electric power. The eGen Flex alleviates the need for expensive and complex capital infrastructure, while providing zero emissions in the areas that need it most, such as outside schools, inside bus depots or in dense pedestrian areas.

•
Vehicle Electrification and Environmental Test Center. During 2021, we expanded the electrification testing capabilities at our Vehicle Environmental Test Center, which has been rebranded as the Vehicle Electrification and Environmental Test Center, or VE+ET. The branding has evolved to better represent the extensive capabilities of the facility, as well as the manner in which our engineers, external partners and clients are utilizing the facility. Located on the campus of our global headquarters and manufacturing operations in Indianapolis, the VE+ET is the only one of its kind in the Midwest and offers a wide range of repeatable, reliable and seasonally-independent vehicle electrification and environmental testing. The two testing chambers can accommodate most commercial on-highway, off-highway, and wheeled defense vehicle applications, in addition to automotive passenger vehicles. To meet demand to test and validate larger battery electric vehicles, we extended the test center’s Battery Emulation capability to accommodate above

10	2022 PROXY STATEMENT

500 kilowatts with a maximum of 900 volts DC. This allows for around the clock testing without the need to stop and recharge, resulting in more testing completed in a shorter timeframe. In addition, the VE+ET offers commercial fast charging capabilities at 150 kilowatts, furthering development in preparation for tomorrow’s fleets.
•
Innovation Center. In 2021, we completed our new Innovation Center on the campus of our global headquarters and manufacturing operations in Indianapolis. The 96,000-square-foot facility features expanded collaboration capabilities to support customers, partners and supplier relationships on future technology and product initiatives. Investment in the new Innovation Center supports our commitment to innovation and technology development including advancements for alternative fuels and electric vehicles.

In addition, our Environmental Management Policy consists of three critical elements:
•	Adherence to the law—It’s paramount to how we do business. We seek to meet or exceed environmental standards and promote transparency in all of our activities.
•	Pollution Prevention—We work actively with local communities, government agencies and environmental experts to develop cohesive anti-pollution programs for our facilities.
•	Continuous Improvement—Whether it relates to our products, our manufacturing practices or our environmental practices, we seek improvement in everything we do.
We utilize ISO 14001 processes and procedures to manage our environmental management system. Every year since 2008, we have achieved “landfill-free” certification while also decreasing energy and water usage at our global headquarters and manufacturing operations in Indianapolis. In addition, we have also implemented programs to reduce energy and water usage at our and Lewisburg, Tennessee, Szentgotthárd, Hungary and Chennai, India manufacturing facilities.
Social
Our People. At Allison, we believe in the power of our people, our processes and our products. Our people continue to be one of the most critical components in our continued success, the delivery of our values and the execution of our growth initiatives. We recognize the power of different thought, accept and respect each individual, and strive to create an inclusive workplace where everyone can reach their full potential, driving innovation and business results. In support of this belief, in 2021 our inclusion and diversity initiatives focused on completing Unconscious Bias corporate training for our global workforce, participating in career fairs at historically Black colleges and universities, continuing our speaker series to create an open forum on complex and difficult conversations about diversity and inclusion, and awarding our first ever Inclusion & Diversity Champion Awards.
Our overriding priority is to protect the health and safety of each employee. As part of our health and safety programs, employees participate in training focused on this topic and metrics are reviewed regularly, including the number of injury incidents that occur and those incidents that result in lost work days. For 2021, we achieved an overall recordable rate of 1.94, meaning that for every 100 employees, 1.94 employees incurred an injury that resulted in recordable medical treatment and the number of lost work days was 0.53, meaning that for every 100 employees, 0.53 individuals experienced an incident that resulted in days away from work.
Our Communities. We are committed to improving the quality of life in the communities where we operate. We focus our core philanthropic efforts on giving back to local communities, advancing education, particularly in the areas of science, technology, engineering and math, promoting equality of opportunities and engaging our employees as we support their commitment to making a difference. In 2021, we supported over 25 organizations in our communities with financial contributions, donations or sponsorships, including partnering with the Fuller Center for Housing to help a central Indiana family realize its dream of home ownership. In addition to our corporate giving, our employees volunteer their time and expertise and contribute their financial resources to give back to their communities. Some of the ways our employees impacted their communities in 2021 include organizing food and blood drives, providing gifts to families in need during the holidays, supporting local education and health organizations and remaining a top corporate contributor for United Way of Central Indiana.
Governance
As the people behind the product, we seek to hold ourselves to the highest ethical standards in everything that we do. Quality solutions come from quality people, and integrity is crucial. The Allison Code of Business Conduct emphasizes the importance of driving integrity worldwide by focusing on five pillars: personal integrity, integrity in

2022 PROXY STATEMENT	[11]

the workplace, integrity in the marketplace, integrity in our societies and communities and integrity toward the environment. The Code of Business Conduct applies to all of our employees, officers and directors. The Code of Business Conduct includes expectations regarding issues such as fair treatment and non-discrimination, health and safety, anti-corruption, fair competition, insider trading, environmental protection and child labor and modern slavery.
Our Supplier Code of Conduct requires our suppliers to act consistently with Allison’s approach to integrity, responsible sourcing and supply chain management. The Supplier Code of Conduct addresses, among other things, human rights, health and safety, the environment and business integrity.

12	2022 PROXY STATEMENT

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the evaluation of, and the approval, disapproval and monitoring of, transactions involving us and “related persons.” For purposes of the policy, “related persons” include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock and their immediate family members.
The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management presents to our Nominating and Corporate Governance Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Nominating and Corporate Governance Committee then:
•
reviews the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, if the transaction is in the best interests of the Company and the extent of the related person’s interest in the transaction; and

•	takes into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct.
All related person transactions may only be consummated if our Nominating and Corporate Governance Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Nominating and Corporate Governance Committee under the policy. These pre-approved transactions include:
•	certain employment and compensation arrangements;
•	transactions in the ordinary course of business where the related person’s interest arises only from:
(i) his or her position as a director of another entity that is party to the transaction;
(ii) an equity interest of less than 10% in another entity that is party to the transaction; or
(iii) a limited partnership interest of less than 10% in another entity that is party to the transaction, subject to certain limitations;
•
transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our Company where all holders of such class of equity securities will receive the same benefit on a pro rata basis; and

•	transactions determined by competitive bids.
No director may participate in the approval of a related person transaction for which he or she is a related person.
Based on information known to us, we believe there were no transactions since January 1, 2021 in which we were or are to be a participant in which the amount involved exceeded or will exceed $120,000, and in which any director, director nominee, executive officer, holder of more than five percent of our common stock at the time of the transaction or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

2022 PROXY STATEMENT	[13]

Meetings and Committees of our Board

Board Composition
Our Board currently consists of nine members. David S. Graziosi, our President and CEO, is Chair of the Board and Thomas W. Rabaut is Lead Independent Director. The exact number of members on our Board may be modified from time to time exclusively by resolution of our Board. The Board has approved an increase in the number of members from nine to ten, effective as of the date of the Annual Meeting, and has nominated all nine of its current members as well as one new director nominee for election at this Annual Meeting.
Board Meetings, Attendance and Executive Sessions
Our Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of our Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. During 2021, our Board held 9 meetings and committees of our Board held a total of 25 meetings. Each of our current directors attended 75% or more of the meetings of our Board and the committees on which he or she served. All of our current directors attended our 2021 virtual annual meeting of stockholders.
Each regularly scheduled Board meeting normally concludes with a session between our CEO and the other directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the Chair and CEO) if requested by any director. The independent directors may meet in executive session, without the Chair, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. As Lead Independent Director, Mr. Rabaut presides at executive sessions of independent directors.
Board Committees
Our Board directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of our Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance Committee. In addition, from time to time, other committees may be established under the direction of our Board when necessary to address specific issues. The table below shows the current membership of each Board committee and the number of meetings held during 2021:
Director	Audit	Compensation	Nominating and Corporate Governance	Finance
Judy L. Altmaier		Chair		X
Stan A. Askren	X	X
David C. Everitt			X	X
Alvaro Garcia-Tunon	Chair			X
David S. Graziosi
Carolann I. Haznedar	X		X	Chair
Richard P. Lavin		X	X
Thomas W. Rabaut			Chair
Richard V. Reynolds	X	X
2021 Meetings	8	5	4	8
The membership of the Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors and meets the heightened standards of independence for audit committee and compensation committee members, respectively, required by SEC rules and the NYSE Manual.

14	2022 PROXY STATEMENT

The Audit Committee
The Audit Committee oversees our accounting and financial reporting processes and the audits of our consolidated financial statements provided by us to any governmental body or the public, and prepares the report of the Audit Committee included under “Report of the Audit Committee” in this proxy statement. The Audit Committee also assists our Board in discharging its oversight responsibilities regarding the integrity of our consolidated financial statements, our compliance with legal, ethical and regulatory requirements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function. The Audit Committee has sole authority to appoint, subject to stockholder ratification, or replace our independent registered public accounting firm and pre-approves the auditing services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms thereof. The Audit Committee reviews and discusses with management and our independent registered public accounting firm our annual audited consolidated financial statements, our quarterly earnings releases and financial statements, and significant financial reporting issues and judgments made in connection with the preparation of our financial statements. The charter of the Audit Committee requires that each member meet the independence and experience requirements of the NYSE, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.
Our Board has determined that Alvaro Garcia-Tunon qualifies as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The Compensation Committee (i) reviews, approves and/or oversees compensation provided to our executive officers and employees and all agreements and arrangements with respect thereto, (ii) establishes our general compensation policies and (iii) reviews, approves and/or oversees the administration of our employee benefits plans and makes recommendations for stockholder approval of such plans, as applicable.
The Compensation Committee may take into consideration the recommendations of our CEO with respect to the compensation of our other executive officers. The Compensation Committee also discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends its inclusion in our annual report on Form 10-K and proxy statement and issues the report on its activities which appears under “Executive Compensation—Compensation Committee Report” in this proxy statement. The charter of the Compensation Committee requires that each member meet the independence requirements of the NYSE, the Exchange Act and the rules and regulations of the SEC.
The Compensation Committee has authority to retain the advice and assistance of independent counsel, compensation consultants or other experts or consultants. For 2021, the Compensation Committee retained Semler Brossy Consulting Group, LLC, or Semler Brossy, as its compensation consultant. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Overview—Role of Compensation Consultant” for a description of the services provided to the Compensation Committee by Semler Brossy.
The Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists our Board in discharging our Board’s responsibilities regarding identifying qualified candidates to become Board members, selecting nominees for election as directors at our annual meetings of stockholders, selecting candidates to fill any vacancies on our Board and overseeing the annual evaluation of our Board. See “Corporate Governance—Nominations for Directors” and “—Director Qualifications” and “—Board Diversity and Refreshment” above for additional information. The Nominating and Corporate Governance Committee approves compensation provided to our directors and all related person transactions and oversees our ESG initiatives. The Nominating and Corporate Governance Committee has the authority to retain any independent counsel, experts or advisors. The charter of the Nominating and Corporate Governance Committee requires that all responsibilities of such committee required under NYSE rules to be performed by directors who satisfy the independence requirements of the NYSE be performed solely by the members of such committee who qualify as independent.

2022 PROXY STATEMENT	[15]

The Finance Committee
The Finance Committee assists our Board in discharging our Board’s responsibilities regarding significant transactions, including strategic investments, mergers and acquisitions and divestitures, capital expenditures, capital structure, including dividends, stock repurchases and borrowing and equity practices, and other financial strategies and special projects. The Finance Committee has the authority to retain its own independent counsel, experts or advisors.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2021, our Compensation Committee consisted of General Reynolds, Messrs. Askren and Lavin and Ms. Altmaier. None of the members of our Compensation Committee during 2021 or as of the date of this proxy statement is or has been one of our officers or employees. During fiscal year 2021, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee.

16	2022 PROXY STATEMENT

Stock Ownership

Security Ownership of Certain Beneficial Owners
The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than five percent (5%) of our common stock as of March 14, 2022.
Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class
FMR LLC(1) 245 Summer Street Boston, MA 02210	15,638,913	16.1%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	12,521,114	12.9%
Burgundy Asset Management Ltd.(3) 181 Bay Street, Suite 4510 Toronto, Ontario M5J 2T3	6,124,293	6.3%
(1)
This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. FMR LLC, a parent holding company, has sole power to vote 171,943 shares and sole power to dispose of 15,638,913 shares. Abigail P. Johnson, a director, the Chairman and the Chief Executive Officer of FMR LLC, also has the sole power to dispose of such 15,638,913 shares.

(2)
This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. The Vanguard Group, an investment advisor, has shared power to vote 72,584 shares, sole power to dispose of 12,362,087 shares and shared power to dispose of 159,027 shares.

(3)
This information is based on a Schedule 13G filed with the SEC on February 14, 2022. Burgundy Asset Management Ltd., an investment advisor, has sole power to vote 5,603,835 shares and sole power to dispose of 6,124,293 shares.

Security Ownership of Directors and Officers
The following table sets forth information with respect to the beneficial ownership of our common stock as of the close of business on March 14, 2022 by each of our directors, nominees for director and named executive officers, as well as all of our current directors and executive officers as a group. On March 14, 2022, we had 97,061,647 shares of our common stock outstanding.
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Except as otherwise indicated in these footnotes, each of the directors, nominees for director and executive officers listed has, to our knowledge, sole voting and investment power with respect to the shares of common stock. None of the shares owned by our directors, nominees for director and executive officers have been pledged as security.

2022 PROXY STATEMENT	[17]

Name	Total Number of Shares Owned	Percent of Class
Named Executive Officers
David S. Graziosi(1)	472,620	*
G. Frederick Bohley(2)	120,098	*
John M. Coll(3)	62,063	*
Michael A. Dick(4)	131,027	*
Randall R. Kirk(5)	328,065	*
Eric C. Scroggins(6)	52,129	*
Non-Employee Directors
Judy L. Altmaier(7)	10,737	*
Stan A. Askren(8)	28,416	*
David C. Everitt(9)	27,450	*
Alvaro Garcia-Tunon(10)	35,507	*
Carolann I. Haznedar(11)	11,708	*
Richard P. Lavin(12)	30,037	*
Thomas W. Rabaut(13)	68,386	*
Richard V. Reynolds(14)	32,377	*
Nominee for Directors
D. Scott Barbour	—	*
All current executive officers and directors as a group (17 persons)(15)	1,087,999	1.1%
*	Denotes less than 1.0% of beneficial ownership.
(1)	Includes 110,299 vested, but unexercised, options.
(2)	Includes 60,757 vested, but unexercised, options and 360 shares of common stock held by his spouse.
(3)	Includes 35,951 vested, but unexercised options, and 8,906 shares of common stock held by the John Coll Living Trust dated May 2, 2005.
(4)	Includes 67,433 vested, but unexercised, options.
(5)	Includes 49,802 vested, but unexercised, options.
(6)	Includes 24,313 vested, but unexercised, options.
(7)	Includes 10,412 deferred stock units, or DSUs, and 325 dividend equivalents that could be settled in common stock within 60 days.
(8)	Includes 2,927 restricted stock units, or RSUs, and 43 dividend equivalents that vest within 60 days and 8,022 DSUs and 305 dividend equivalents that could be settled in common stock within 60 days.
(9)	Includes 24,149 DSUs and 1,711 dividend equivalents that could be settled in common stock within 60 days.
(10)	Includes 33,678 DSUs and 1,829 dividend equivalents that could be settled in common stock within 60 days.
(11)	Includes 11,330 DSUs and 378 dividend equivalents that could be settled in common stock within 60 days.
(12)	Includes 18,185 DSUs and 612 dividend equivalents that could be settled in common stock within 60 days.
(13)
Includes 2,927 RSUs and 43 dividend equivalents that vest within 60 days, 1,051 DSUs and 51 dividend equivalents that could be settled in common stock within 60 days and 63,163 shares of common stock held by the Thomas Willi Rabaut Living Trust DTD 7/23/1999.

(14)	Includes 29,775 DSUs and 2,602 dividend equivalents that could be settled in common stock within 60 days.
(15)
The amounts reported include (i) 327,425 vested, but unexercised options, (ii) 5,854 RSUs and 86 dividend equivalents that vest within 60 days, and (iii) 136,602 DSUs and 7,813 dividend equivalents that could be settled in common stock within 60 days.

18	2022 PROXY STATEMENT

Executive Officers

The following table provides information regarding our executive officers as of March 14, 2022. Mr. Kirk retired on August 6, 2021, at which time Mr. Eifert and Mr. Milburn assumed his responsibilities. Mr. Dick retired on March 11, 2022, at which time, Mr. Basso and Ms. van Niekerk assumed his responsibilities.
Name	Age	Position
David S. Graziosi	56	Chairman, President and Chief Executive Officer
Rafael Basso	52	Vice President, Operations
G. Frederick Bohley	53	Senior Vice President, Chief Financial Officer and Treasurer
John M. Coll	59	Senior Vice President, Global Marketing, Sales and Service
Thomas D. Eifert	52	Vice President, Quality, Planning & Program Management
Ryan A. Milburn	50	Vice President, Product Engineering
Dana J.H. Pittard	63	Vice President, Defense Programs
Eric C. Scroggins	51	Vice President, General Counsel
Teresa J. van Niekerk	48	Vice President, Global Purchasing and Supplier Quality
David S. Graziosi
Mr. Graziosi’s biographical information is included under “Proposal No. 1—To elect ten directors.”
Rafael Basso
Mr. Basso currently serves as Vice President, Operations, a position he has held since March 2022. Prior to that, Mr. Basso served as Vice President of Plant Operations and Operations Business Development from September 2021 until March 2022, Executive Director of Plant Operations from September 2018 until September 2021 and Managing Director of Plant 12 from February 2016 until September 2018. Mr. Basso began his Allison career in 1998 with operational responsibility over Allison’s Brazilian manufacturing facility. In 2001, he was named Project Manager responsible for launching our Shanghai, China Customization Center. Since 2006, he has served in multiple operational roles, including Plant Quality Manager, Production Area Manager and TPM Manager. Mr. Basso holds a bachelor’s degree in Mechanical Engineering from Paulista University, as well as a Master of Business Administration from Business School São Paulo, both located in São Paulo, Brazil.
G. Frederick Bohley
Mr. Bohley serves as Senior Vice President, Chief Financial Officer and Treasurer, a position he has held since June 2018. Mr. Bohley began his career at Allison in 1991 with the Finance department where he held positions of increasing responsibility, including General Accountant, Tax Specialist, Internal Auditor, Plant Analyst, Manager of Manufacturing Analysis, and Manager of Financial Planning and Analysis. In 2001, Mr. Bohley joined Marketing, Sales and Service, where he held the position of National Account Executive. In 2003, he relocated to Sao Paulo, Brazil as Director of Latin American Operations, and he returned in 2006 as Director of International Marketing and Business Planning. In October 2007, following Allison’s divestiture from General Motors, Mr. Bohley rejoined the Finance department and was promoted to Executive Director of Financial Planning and Analysis, Pricing and International Finance. He added Investor Relations to his responsibilities in January 2013 and Business Planning in August 2014. He was promoted to Vice President, with the added responsibility of the treasury department, in March 2016 and became Treasurer in July 2017. Mr. Bohley was promoted to Vice President, Chief Financial Officer and Treasurer in June 2018, and then to Senior Vice President, Chief Financial Officer in June 2019. He added business development to his responsibilities in December 2018 and Information Systems and Services to his responsibilities in June 2020. Mr. Bohley holds a bachelor’s degree in business, with majors in accounting and finance, from the Kelley School of Business at Indiana University.

2022 PROXY STATEMENT	[19]

John M. Coll
Mr. Coll joined Allison as Senior Vice President, Global Marketing, Sales and Service in October 2016. Prior to joining Allison, Mr. Coll was Vice Present of Sales and Marketing at Gerdau Ameristeel U.S., a manufacturer of steel products, from January 2015 to October 2016. Prior to that, Mr. Coll served fourteen years at Eaton Corporation, or Eaton, most recently as Vice President of Global Marketing for the vehicle group from January 2011 to January 2015. Prior to that, he held a number of other roles at Eaton, including Director of Global Channel Marketing for Eaton Electrical, General Manager of Aftermarket and Vehicle Solutions for Truck Components and Vice President of Sales and Marketing for Truck Components. Prior to joining Eaton, Mr. Coll served thirteen years at Philips Electronics in a variety of sales and distributor relations roles. Mr. Coll earned a bachelor’s degree in business administration from West Virginia University and a Master of Business Administration from the University of Pittsburgh.
Thomas D. Eifert
Mr. Eifert currently serves as Vice President, Quality, Planning and Program Management, a position he has held since December 2021. In August 2021, following leadership changes, his role began reporting directly to the CEO. In August 2020, his role was expanded to include oversight of Quality and Reliability and Engineering Test Operations including our Vehicle Electrification and Environmental Test Center. Mr. Eifert previously held the positions of Vice President, Program Management and Product Planning from December 2018 until December 2021, where he was responsible for planning and leading product initiatives across the portfolio serving the On-Highway, Off-Highway, and Defense end markets, Vice President, Program Management and Mobile Source Emissions from April 2017 until December 2018, and Executive Director, Product Teams and Program Management from 2014 until April 2017.
Mr. Eifert began his career with General Motors in 1989 as a co-op student at the Inland (Fisher Guide) Division in Dayton, Ohio and served in a variety of roles with Delphi Automotive. He joined Allison in 1996 as a Supplier Quality Engineer. In 1997, he was promoted to Senior Supplier Quality Engineer and in 1999 to Supervisor, Supplier Quality Engineering. Over the course of his career, he worked in several different areas of the business, including Purchasing, Business Planning and Engineering. In 2007, he was promoted to Executive Director of Global Customer Support in the Marketing, Sales and Service group. In 2013, he rejoined the Engineering division and then assumed a cross-functional leadership role to define, plan and implement product initiatives for the On-Highway Products Team, the Controls System Team, and the Off-Highway Products Team. Mr. Eifert is also the executive sponsor for the Company's multicultural Employee Resource group. He graduated from the University of Dayton with a degree in mechanical engineering and earned a Master in Business Administration from Butler University.
Ryan A. Milburn
Mr. Milburn currently serves as Vice President, Product Engineering for Allison Transmission, a position he has held since August 2021. Mr. Milburn previously served as Vice President, e-Mobility Engineering from June 2020 until August 2021. Prior to that, he served as Vice President, Mechatronics & Controls Software from May 2019 until June 2020, and before that as Executive Director, Embedded Controls from July 2015 until May 2019. Prior to his positions in engineering leadership, Mr. Milburn served as Managing Director Europe, Middle East and Africa (EMEA) based in The Netherlands from 2012 to 2015 and as Vice President and Chief Information Officer following our divestiture from General Motors in 2007. Mr. Millburn began his career with Allison in 1990, holding roles of increasing responsibility in manufacturing operations and information technology including Manager of Information & Control Systems for the green-field launch of our former manufacturing facility in Baltimore, Maryland, Manager of Engineering & Product Development Systems and Chief Information Officer. Mr. Millburn received his Bachelor of Science degree in Electrical Engineering and Computer Science from GMI Engineering & Management Institute as part of a co-operative education program with Allison. Mr. Milburn serves on the Marian University E.S. Witchger School of Engineering Board of Visitors and SAE International COMVECTM Executive Council.
Dana J.H. Pittard
Mr. Pittard joined Allison in October 2015 as Deputy Vice President of Defense Programs. He was promoted to Vice President, Defense Programs in January 2016. Mr. Pittard retired from the U.S. Army with the grade of Major General (2 Star) after 34 years of active duty. He has commanded Armor and Infantry units at every level from platoon to Division, including command of the 1st Armored Division. His service included multiple combat tours.

20	2022 PROXY STATEMENT

Mr. Pittard brings a wealth of experience in combat vehicle technology and a deep understanding of the Department of Defense and congressional budget processes. He served as the Director of Operations for the Army Training and Doctrine Command, the organization responsible for defining requirements for combat vehicles. As the commander of Fort Bliss, Texas from 2010 to 2013, he transformed the post into one of the largest operational training installations in the Army and was responsible for a community of over 100,000 soldiers, civilians and family members.
Eric C. Scroggins
Mr. Scroggins currently serves as Vice President, General Counsel, a position he has held since September 2021. Prior to that, he served as Vice President, General Counsel and Secretary a position he held since joining Allison in December 2007. He is responsible for advising our Board and leadership team on legal and business matters, managing our legal affairs and overseeing our Government Affairs, Export Compliance and Internal Audit organizations. Prior to joining Allison, Mr. Scroggins served as General Counsel for Product Action International, LLC and was an attorney with the law firm of Ice Miller LLP. Prior to joining Ice Miller LLP, Mr. Scroggins worked for the State of Indiana, serving in various roles with the Indiana State Personnel Department, including Deputy Director.
Teresa J. van Niekerk
Ms. van Niekerk currently serves as Vice President, Global Purchasing and Supplier Quality, a position she has held since 2016. She joined Allison in October 2012 as Managing Director of Purchasing and was promoted to Executive Director of Purchasing in 2014. During her time at Allison, Ms. van Niekerk has spearheaded significant organizational restructuring efforts, including complex contract management strategy, business case development and assessment, sourcing implementation, raw material management, formal supplier development agreements and monthly accrual management. Prior to joining Allison, Ms. van Niekerk held operational responsibility for Navistar Truck Division’s purchasing group. She holds a bachelor’s degree in management from Indiana Wesleyan University.
Michael A. Dick
Mr. Dick served as Senior Vice President of Operations and Purchasing from January 2016 until his retirement on March 11, 2022, with worldwide responsibility for manufacturing, global supply chain, manufacturing engineering and facilities. Prior to that, he had served as Vice President of Purchasing, Supplier Quality and Manufacturing Engineering since August 2012. Mr. Dick joined Allison in July 2006 and previously served in two other key executive positions. As Executive Director of Operations and Plant Manager for the 1000/2000 Series™ manufacturing facility in Indianapolis, a position Mr. Dick held from July 2006 through December 2007, his team significantly improved the manufacturing cost per unit, hours per unit, customer pulls and customer complaint parts per million. As Executive Director of Manufacturing Engineering, a position he held from January 2008 through July 2012, Mr. Dick and the manufacturing engineering team were responsible for the successful launch of the assembly plant in Chennai, India and the relocation of the 3000/4000 Series™ assembly operations to Szentgotthárd, Hungary. Prior to joining Allison, Mr. Dick worked for the New Venture Gear Corp. (a joint venture between General Motors and Chrysler), where he served as the Vice President and Division Manager. In this role, he and his team took a business that had been losing money for a decade and made it profitable. Mr. Dick holds a bachelor’s degree in mechanical engineering technology from Purdue University.

2022 PROXY STATEMENT	[21]

Proposal No. 1—To elect ten directors

Our Board currently consists of nine directors serving one-year terms until the next annual meeting of stockholders and until the director’s successor is elected and has qualified. Our Board has approved an increase in the size of the Board from nine to ten directors effective as of the date of the Annual Meeting. Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated ten directors to be elected to our Board. Proxies cannot be voted for a greater number of persons than the ten director nominees.
Unless indicated otherwise, it is the intention of the persons named in the accompanying proxy card to vote such proxy for the election to our Board of Judy L. Altmaier, Stan A. Askren, D. Scott Barbour, David C. Everitt, Alvaro Garcia-Tunon, David S. Graziosi, Carolann I. Haznedar, Richard P. Lavin, Thomas W. Rabaut and Richard V. Reynolds. Nine of the nominees for director, Messrs. Askren, Everitt, Garcia-Tunon, Graziosi, Lavin and Rabaut, General Reynolds and Mses. Altmaier and Haznedar, currently serve on our Board and one nominee Mr. Barbour, is nominated to serve for the first time. Each of the nominees for director has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying proxy card to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. If for any reason a nominee should become unable or unwilling to accept nomination or election, the proxy holders intend to vote the proxy for the election of such other person as our Board, upon the recommendation of the Nominating and Corporate Governance Committee, may select. Alternatively, our Board may reduce the number of directors to eliminate the vacancy.
The information set forth below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, other public company directorships held and the key qualifications, experiences, attributes or skills that led to the conclusion that he or she should serve as a director. There is no family relationship among any of our directors, nominees for director or executive officers.

22	2022 PROXY STATEMENT

Nominees for Director
Judy L. Altmaier, Director since February 2019

Ms. Judy L. Altmaier, age 60, served as the President of Exmark Manufacturing Co, a subsidiary of The Toro Company, or Toro, a worldwide provider of innovative solutions for the outdoor environment, from 2013 until her retirement in January 2019. Prior to that, she was Vice President, Operations and Quality Management of Toro from 2009 until 2013. Before joining Toro, Ms. Altmaier spent more than 25 years with Eaton, holding positions of increasing responsibility including Vice President of Operations, Auto Group Americas during 2009 and Vice President, General Manager Global Engine Valve Division in Turin, Italy from 2007 until 2009. Ms. Altmaier joined Eaton in 1983 as an accountant. Ms. Altmaier serves on the board of directors of Enerpac Tool Group Corp.

Our Board has concluded that Ms. Altmaier should serve as a director because of her industry experience in manufacturing, operations, supply chain management, mergers and acquisitions and product development and strategy, including in the areas of automation and electrification, developed over her career with Toro and Eaton. In addition, Ms. Altmaier brings significant experience in international operations and execution of growth initiatives to our Board.

Stan A. Askren, Director since March 2016

Mr. Stan A. Askren, age 61, is currently CEO and Founder of Quiet Trail Advisors, a private, senior level strategy and lean business advisory practice. He also serves as an advisor and lean business consultant for Lean Focus, LLC. Mr. Askren served as the chairman of HNI Corporation, or HNI, a family of brands providing products and services for the office and home, from 2004 until his retirement on December 31, 2018 and as CEO of HNI from 2004 until July 2018. Previously, he was the president of HNI from 2003 to April 2018, and executive vice president of HNI from 2001 to 2003. Mr. Askren had worked at HNI for 27 years, including as vice president of marketing, vice president of human resources, and as an executive vice president and president of HNI’s hearth business segment. Mr. Askren has also worked in several industries and previously held multiple executive management and general management positions with Emerson Electric Co., Thomson S.A. and HNI.

Mr. Askren has been a director of Armstrong World Industries, Inc. since 2008 and a director of Sylvamo Corporation since October 2021. Mr. Askren previously served as a director of HNI from 2003 until 2018. Mr. Askren formerly served on the board of directors of the Iowa Heritage Foundation, the Business and Institutional Furniture Manufacturer’s Association (past chair) and the Iowa Business Council (past chair).

Our Board has concluded that Mr. Askren should serve as a director because of his experience gained from his positions as President and Chief Executive Officer of HNI, along with his broad-based experience in human resources, operations, marketing and multi-channel sales. Mr. Askren has been recognized as an expert in lean operations and business practice. In addition, he has extensive director experience from his service on the boards of HNI, Armstrong World Industries, Inc. and Sylvamo Corporation.

2022 PROXY STATEMENT	[23]

D. Scott Barbour, Nominee for Director

Mr. D. Scott Barbour, age 60, serves as the Chief Executive Officer and President of Advanced Drainage Systems, Inc., or ADS, a manufacturer of water management solutions in the stormwater and on-site septic waste water industries, a position he has held since September 2017. Under Mr. Barbour’s leadership, ADS completed a transformative acquisition in an adjacent market and repositioned itself as a pureplay water management company. Mr. Barbour refocused ADS’ resources and capital on operational improvements to drive customer satisfaction and continuous improvement, while also building out the marketing, product development and material science capabilities of the company. Mr. Barbour has also overseen the establishment of the ADS Foundation, giving the company an avenue to provide assistance and education to causes that align with its Environmental, Social and Governance priorities, water recycling and community. From 1989 until 2016, Mr. Barbour worked for Emerson Electric Co., or Emerson, a global technology and engineering company that provides solutions for customers in industrial, residential and commercial markets as President and CEO of its $4.5 billion Network Power business. During his tenure at Emerson, Mr. Barbour also held several leadership positions including Group Vice President of Emerson Climate Technologies, President, Emerson Climate Technologies Asia Pacific Division, and President, Emerson Climate Technologies Air Conditioning Division. Mr. Barbour received his Bachelor of Science in Mechanical Engineering from Southern Methodist University and his Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University. Mr. Barbour serves on the board of directors of ADS.

Our Board has concluded that Mr. Barbour should serve as a director because of his leadership capabilities and his experience in industrials, marketing, sales, engineering and product development and strategy, which he developed over his career with ADS and Emerson. In addition, Mr. Barbour brings significant experience in technology development and execution of growth initiatives to our Board.

David C. Everitt, Director since August 2014

Currently retired, Mr. Everitt, age 69, most recently served as Interim Chief Executive Officer of Harsco Corporation, a provider of industrial services and engineered products, from February 2014 to August 2014. Prior to that, Mr. Everitt had been with Deere & Company, or Deere, since 1975, when he joined Deere as an engineer following his graduation from Kansas State University. Over the next nearly four decades, Mr. Everitt held positions of increasing responsibility, most recently responsible for the sales and marketing for all of North America and Asia, as well as global design and production of John Deere tractors and turf and utility, and global Ag Solutions Systems. Mr. Everitt also serves on the board of directors for Brunswick Corporation, Corteva, Inc. and Harsco Corporation and previously served on the board of directors of Nutrien Ltd. and Agrium, Inc.

Our Board has concluded that Mr. Everitt should serve as a director because of his extensive industry experience in sales, marketing and operations, particularly with respect to information technology, gained from his positions as Interim Chief Executive Officer at Harsco Corporation and the President of Deere’s largest division in the areas of engineering, manufacturing and global operations.

24	2022 PROXY STATEMENT

Alvaro Garcia-Tunon, Director since January 2016

Alvaro Garcia-Tunon, age 69, retired as the Chief Financial Officer of Wabtec Corporation, or Wabtec, a provider of products and services for the global rail industry, effective January 1, 2014. He remained with Wabtec as a strategic advisor until December 31, 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon currently serves on the board of directors of Matthews International Corporation, a leading supplier of brand solutions and memorialization and industrial products, since 2009, and previously served on the board of directors of MSA Safety Incorporated, a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures from 2012 until 2019. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting. He is a CPA and a member of the Virginia State Bar.

Our Board has concluded that Mr. Garcia-Tunon should serve as a director because he brings substantial experience in information technology, finance, accounting and the transportation industry from his time at Wabtec, PricewaterhouseCoopers LLP and Arthur Andersen and Co. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance, risk management and legal matters. He also provides the Board and the Audit Committee, of which he is the chair, the strong financial and accounting skills required to be considered a financial expert.

David S. Graziosi, Director since May 2018

Mr. Graziosi, age 56, serves as President and Chief Executive Officer of Allison, a position he has held since June 2018. Prior to that, Mr. Graziosi served as President, Chief Financial Officer and Assistant Secretary of Allison from January 2016 until June 2018 and Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since joining Allison in November 2007. Before joining Allison, between 2006 and 2007, Mr. Graziosi served as Executive Vice President and Chief Financial Officer of Covalence Specialty Materials Corporation. Prior to joining Covalence Specialty Materials Corporation, Mr. Graziosi held various positions in the industry, including as Vice President of Finance Precursors and Epoxy Resins at Hexion Specialty Chemicals, Inc. from 2005 to 2006 and Executive Vice President and Chief Financial Officer at Resolution Performance Products LLC from 2004 to 2005. Prior to that, he served as Vice President and Chief Financial Officer of General Chemical Industrial Products Inc., as Finance Director of GenTek Inc., and as Internal Audit Director and Assistant Corporate Controller at Sun Chemical Group B.V. Mr. Graziosi is also a Certified Public Accountant and a Certified Information Systems Auditor (non-practicing).

Our Board has concluded that Mr. Graziosi should serve as a director because of his experience with, and institutional knowledge of, Allison and his significant experience in finance, accounting, international business, operations, manufacturing and risk management.

2022 PROXY STATEMENT	[25]

Carolann I. Haznedar, Director since November 2018

Ms. Haznedar, age 62, held various positions with E.I. du Pont de Nemours and Company, or the DuPont Company, from 1981 until her retirement in June 2016. Most recently, she served as Senior Vice President, Americas for DuPont Performance Materials from September 2015 until June 2016, Senior Vice President, Americas, Packaging & Industrial Polymers from October 2011 until September 2015, and Senior Vice President, Global Packaging & Industrial Polymers from July 2008 until October 2011. Other global businesses she led include Engineering Polymers, focused in the automotive industry, Kevlar® Life Protection, and Elastomers, serving industrial markets. Prior to the DuPont Company, Ms. Haznedar worked for EDO Aire Corporation. Ms. Haznedar serves as a member of the Board of Directors of Harsco Corporation.

Our Board has concluded that Ms. Haznedar should serve as a director because of her substantial operational experience and business leadership developed over her 35-year career with the DuPont Company. In addition, Ms. Haznedar brings extensive experience in driving growth and innovation and global experience with lean organizations to our Board.

Richard P. Lavin, Director since March 2016

Mr. Richard P. Lavin, age 69, served as President and Chief Executive Officer of Commercial Vehicle Group, Inc., or Commercial Vehicle, a leading global supplier of a full range of cab-related systems for the global commercial vehicle market, from May 2013 until his resignation in November 2015. He was a director of Commercial Vehicle from August 2013 until November 2015. Prior to Commercial Vehicle, Mr. Lavin spent 28 years at Caterpillar Inc., or Caterpillar, where he last served as Group President of Construction Industries and Growth Markets. Throughout his career at Caterpillar, Mr. Lavin held various global roles, including Vice President of the Human Services Division, Vice President of Caterpillar’s Asia Pacific Manufacturing Operations, Chairman of Shin Caterpillar Mitsubishi, and other senior positions in Hong Kong, Bangalore, India, Tokyo, Japan and Beijing, China. Mr. Lavin joined Caterpillar in 1984 as an attorney in the legal department. Mr. Lavin currently serves as a director of ITT Inc. and previously served as a director of USG Corporation.

Our Board has concluded that Mr. Lavin should serve as a director because of his vast industry experience as the former President and Chief Executive Officer of Commercial Vehicle. Mr. Lavin brings extensive knowledge of international markets through a 28-year career with Caterpillar that included senior positions in several Asian countries with responsibility for developing and deploying broad-based business strategies and for managing business operations.

26	2022 PROXY STATEMENT

Thomas W. Rabaut, Director since August 2007

Mr. Rabaut, age 73, currently serves as an Operating Executive for The Carlyle Group, or Carlyle, a global alternative asset management firm, and has held that position since 2007. In that capacity, he has fulfilled a number of executive roles, including current Chairman of Walbro LLC, and past Chairman of SIGNODE Industries, Veyance Technologies and ARINC Industries, Inc. He also serves on the board of directors of KAMAN Corporation. Mr. Rabaut served on the board of CYTEC Industries Inc. until it was acquired by the SOLVAY Group. Prior to joining Carlyle as an Operating Executive, Mr. Rabaut served as President of Land and Armaments Group of BAE Systems plc from 2005 to 2007. From 1994 to 2005, he was the President and CEO of United Defense Industries, Inc., or United Defense, a global leader in the design, development and production of military systems, including combat vehicles, naval guns, missile launching systems, and the upgrade and repair of U.S. Navy ships until it was acquired by BAE Systems plc in 2005. Prior to his tenure at United Defense, Mr. Rabaut served 17 years in primarily general management positions at FMC Corporation, including business activities in a variety of industries such as power transmission, petroleum equipment and defense.

Mr. Rabaut is a graduate of the United States Military Academy at West Point and the Harvard Graduate School of Business, is a qualified U.S. Army Ranger and served overseas in the U.S. Army as a Military Intelligence Officer from 1971 to 1975. Mr. Rabaut currently serves on the Council of Trustees of the Association of the U. S. Army and on the board of the Washington, DC Chapter of the Posse Foundation.

Our Board concluded that Mr. Rabaut should serve as a director given his extensive senior executive leadership experience across a variety of relevant industries and his current role as an operating executive with Carlyle. Mr. Rabaut’s professional and board experience provides additional perspective about governance, strategy, risk management and succession planning.

2022 PROXY STATEMENT	[27]

Richard V. Reynolds, Director since November 2010

Lieutenant General, United States Air Force (retired) Reynolds, age 73, is owner and principal of the VanFleet Group, LLC, an aerospace consulting company, and has served in that capacity since 2005. Prior to his retirement in 2005, General Reynolds was Vice Commander, Air Force Materiel Command. During his 34 years of active duty Air Force service, he commanded the Aeronautical Systems Center at Wright-Patterson Air Force Base, Ohio and the Air Force Flight Test Center at Edwards Air Force Base, California. He was also Program Executive Officer, Airlift and Trainers in the Pentagon, and Program Director for several major weapon system acquisitions, including the B-2 Spirit. General Reynolds is a graduate of the U.S. Air Force Test Pilot School, Class 79B, and has more than 25 years of hands-on experience in the research, development, program management, test and evaluation of aeronautical systems. He holds Federal Aviation Administration certificates for Airline Transport Pilot and Flight Instructor (Glider), and his logbook shows more than 4,000 flying hours in 72 different military and civil aircraft. Graduating in 1971 from the U.S. Air Force Academy with a Bachelor of Science degree in Aeronautical Engineering, General Reynolds has a Master of Science degree in Mechanical Engineering from California State University, and a Master of Arts degree in National Security and Strategic Studies from the Naval War College. He is a Fellow of the Society of Experimental Test Pilots. General Reynolds previously served on the boards of directors of Apogee Enterprises, Inc., Systems & Technology Research LLC and Barco Federal Systems, LLC, and currently is on the board of directors of Advance Integration Technology, GP, LLC. In a volunteer capacity, he has served as Board Chairman and CEO, and is now an Emeritus Trustee, of the Air Force Museum Foundation, Inc. and was a member of the USAF Heritage Program Board of Directors. He is presently a member of the National Veterans Memorial and Museum Advisory Committee; co-founder, Vice Chairman and Secretary of Air Camp, Inc.; a trustee of the United States Air and Trade Show and Flight Test Historical Foundation; an initial Director and Secretary of the Veterans Affairs History Center Foundation; and a member of a number of other local Dayton, Ohio region boards and committees. Between 2009 and 2011, he was Chairman of the Committee on Evaluation of U.S. Air Force Preacquisition Technology Development for the National Research Council of the National Academies, and now serves on the National Academies’ Intelligence Science and Technology Experts Group.

Our Board has concluded that General Reynolds should serve as a director because, as a result of his service in senior leadership positions in the U.S. Air Force, which has provided valuable business, leadership and management experience, he brings with him expertise in government contracting and procurement; science and technology; major weapon system research, development and acquisition; system test and evaluation; business and operations risk assessment and mitigation; supply chain and logistics management; information technology and leadership development. General Reynolds also brings to our Board valuable knowledge of finance, corporate governance, compensation programs, and operations of other companies gained from his previous service on the boards of directors of other public and private companies.

Our Board unanimously recommends a vote FOR each of the nominees for director.

28	2022 PROXY STATEMENT

Proposal No. 2—To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for 2022. Stockholders have the opportunity to ratify that selection in an advisory non-binding vote.
The Audit Committee approves all audit and permissible non-audit services to be provided to us by PwC prior to commencement of services. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.
We have incurred fees for services from PwC in the below-indicated amounts for the following categories of services for the years ended December 31, 2021 and 2020, respectively:
	2021	2020
Audit Fees(1)	$ 1,592,542	$ 1,728,344
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,592,542	$1,728,344
(1)
Audit Fees include fees and expenses for the audit of our annual consolidated financial statements, for the review of quarterly financial statements, and for services that generally only the principal auditor reasonably can provide, such as statutory and other subsidiary audits.

We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
The Audit Committee of our Board has the sole authority to appoint, replace, compensate and oversee the independent auditor, and shall pre-approve the fees and other terms of all engagements for audit and non-audit services provided by the independent auditor. In 2021, all of the Company’s audit fees paid to the independent auditor were pre-approved by the Audit Committee.
If the holders of a majority of the voting power of the shares entitled to vote on this proposal represented virtually or by proxy do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.

Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

2022 PROXY STATEMENT	[29]

Report of the Audit Committee

The Audit Committee is responsible for monitoring the integrity of the Company’s consolidated financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of the Company’s internal auditor and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such consolidated financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
We held eight meetings during 2021. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, the internal auditor and the independent registered public accounting firm, PricewaterhouseCoopers LLP, or PwC.
We discussed with the internal auditor and PwC the overall scope and plans for their respective audits. We met with the internal auditor and PwC, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal control over financial reporting. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
We discussed with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including risk assessment and risk management processes.
We reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management, the internal auditor and PwC and reviewed and discussed with management, the internal auditor and PwC management’s report on internal control over financial reporting. We reviewed PwC’s report on the Company’s consolidated financial statements, which indicated that the consolidated financial statements present fairly, in all material respects, the Company’s financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. We also discussed with management, the internal auditor and PwC the process used to support certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission and the process used to support management’s report on internal control over financial reporting.
We also discussed with PwC all matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission.
PwC provided us with the written disclosure and the letter required by applicable PCAOB requirements and represented that PwC is independent from the Company. We discussed with PwC its independence from the Company.

30	2022 PROXY STATEMENT

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to our Board, and our Board approved, that the Company’s audited consolidated financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K. We have also selected PwC as the Company’s independent registered public accounting firm for the year ended December 31, 2022 and will present the selection to the stockholders for ratification at the Annual Meeting.
The Audit Committee:
Alvaro Garcia-Tunon, Chair
Stan A. Askren
Carolann I. Haznedar
Richard V. Reynolds

2022 PROXY STATEMENT	[31]

Proposal No. 3—An advisory non-binding vote to approve the compensation paid to our named executive officers

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
The Compensation Discussion and Analysis beginning on page 33 of this proxy statement describes our executive compensation program and the decisions made by the Compensation Committee during 2021 in more detail. We are requesting that stockholders cast a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we recommend that our stockholders vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. This vote is being presented as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.

Our Board unanimously recommends that stockholders vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

32	2022 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements comprising our compensation program for our named executive officers, which we refer to in this Compensation Discussion and Analysis as our NEOs; (ii) the material 2021 compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
For the year ended December 31, 2021, our NEOs were:
•	David S. Graziosi, Chairman, President and Chief Executive Officer;
•	G. Frederick Bohley, Senior Vice President, Chief Financial Officer and Treasurer;
•	John M. Coll, Senior Vice President, Global Marketing, Sales and Service;
•	Michael A. Dick, Senior Vice President, Operations and Purchasing;
•	Eric C. Scroggins, Vice President, General Counsel; and
•	Randall R. Kirk, Retired Senior Vice President, Product Engineering and Planning(1).
(1)	Mr. Kirk retired as our Senior Vice President, Product Engineering and Planning on August 6, 2021.
We intend to provide our NEOs with compensation that is largely performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.
2021 Business Results and Implications for Compensation. 2021 was a notable year for our growth objectives, despite continued volatility in the commercial vehicle industry and considerable labor, supply chain, transportation and raw material constraints. Despite these challenges, Allison was able to:
•
generate Net income of $442 million, Adjusted EBITDA of $844 million and Adjusted EBITDA as a percent of net sales of 35.16%, with Adjusted EBITDA as a percent of net sales exceeding our target level of performance for purposes of our annual cash incentive bonus compensation plan, which we refer to as IComp;

•	deliver Net cash provided by operating activities of $635 million and Adjusted free cash flow of $460 million, with Adjusted free cash flow exceeding the maximum level of performance for IComp; and
•
achieve Revenue of $2,402 million, including record revenue in our Outside North America On-Highway end market principally driven by the recovery in customer demand following the COVID-19 pandemic-related disruptions experienced in 2020, which exceeded the maximum level of performance for IComp.

As a result of these accomplishments, our 2021 performance was 118.57% of target for purposes of IComp, resulting in a payout of 211.41% of target. Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow are non-GAAP financial measures. For information about how we define these measures and where to find a reconciliation to the most comparable GAAP measures, refer to the discussion below under the heading “—2021 Compensation Decisions—Annual Performance-Based Compensation.”
In addition, our operational performance allowed us to continue investing in our business while simultaneously returning value to stockholders, as demonstrated by the following actions taken during 2021:
•	completing construction of our Innovation Center in Indianapolis, Indiana;
•
returning capital to stockholders by repurchasing over $500 million of our shares of common stock, or over 12 percent of our outstanding shares of common stock as of December 31, 2020, and paying approximately $81 million in cash dividends to stockholders; and

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•
investing in the ongoing expansion of our technology capabilities, as well as product development focused on value propositions that address the challenges of improved fuel efficiency and reduced emissions.

Despite our strong operational performance during 2021, our three-year relative total stockholder return, or rTSR, for the period from 2019 through 2021 was below the 25th percentile of our peer group, which resulted in a payout of 0% of target for our 2019-2021 performance units granted to Messrs. Bohley, Coll, Dick, Scroggins and Kirk. See “—2021 Compensation Decisions—Long-Term Equity Incentive Awards—Results of the 2019-2021 Performance Units” below.
Advisory Vote on Executive Compensation.
Approximately 92% of the shares voted at our 2021 annual meeting of stockholders voted in favor of our advisory vote on executive compensation, reflecting our stockholders’ support of our executive compensation program. Given the level of support received from our stockholders and the Compensation Committee’s assessment that our programs continue to effectively support our business objectives, we did not make any material changes to our executive compensation program as a result of this vote. We intend to conduct advisory votes on executive compensation annually and to conduct our next advisory vote on the frequency of advisory votes on executive compensation at our 2025 annual meeting of stockholders.
Corporate Governance Framework
We strive to maintain control and oversight of our executive compensation program through strong corporate governance. Specific examples of policies that we have adopted include:
•
Align pay for performance: On average, approximately 78% of 2021 NEO total direct compensation (excluding Mr. Kirk) is performance-based and is tied to financial performance and/or the performance of our stock price. On average, approximately 55% of 2021 NEO total direct compensation (excluding Mr. Kirk) is equity based, with vesting over three years. Total direct compensation is calculated as base salary, annual incentive compensation at target-level achievement and long-term incentive awards at target-level performance.

•
Maintain executive stock ownership guidelines and holding requirements: Certain senior executives are required to hold a fixed amount of our common stock equal to a multiple of their salary (5.0x for CEO, 3.0x for other NEOs and 1.5x for other key employees) and are subject to holding requirements (50% of net shares received) until the guidelines are met.

•	Clawback Policy: Annual cash incentive compensation and long-term equity incentive awards to executive officers are subject to clawback in the event of certain financial restatements.
•	Prohibit tax gross-ups: We provide no tax gross-ups on any benefits, severance or other payments associated with a change in control.
•	Prohibit pledging and hedging of our stock: The Allison Insider Trading Policy prohibits our directors and executive officers from engaging in any pledging or hedging involving our common stock.
•	Prohibit option re-pricing: Our equity plan does not allow for re-pricing of underwater stock options without stockholder approval.
•	Require double trigger for change in control benefits: No severance payment or equity acceleration occurs solely as the result of a change in control event.
•	Maintain an independent compensation committee: All of the members of our Compensation Committee are independent as defined by the NYSE Manual and applicable SEC rules and regulations.
•	Retain an independent consultant: The Compensation Committee engages a compensation consultant that does not provide other services to us.
Compensation Overview
Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, with variable components to deliver pay results that are consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of compensation opportunity is related to factors that directly and indirectly influence stockholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance.

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We do not target a specific mix of compensation elements by executive, rather our overall philosophy is to emphasize performance-based pay and long-term incentives. The following charts illustrate this emphasis for our CEO and other NEOs (excluding Mr. Kirk), showing annualized base salary, target annual cash incentive opportunity and target long-term incentive opportunity as a percentage of target total direct compensation for 2021:

Compensation Elements. Compensation for our executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table:
Compensation Element	Primary Objective
Base Salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

IComp (annual performance-based compensation)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives.

Annual long-term equity incentive awards
To emphasize our long-term performance objectives, align management’s interests with those of our stockholders, encourage the maximization of stockholder value and retain key executives by providing an opportunity to participate in the ownership of the Company.

Severance and change in control benefits	To encourage the continued attention and dedication of certain key individuals when considering strategic alternatives.

Retirement savings, pension and deferred compensation plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.
Our compensation decisions for the NEOs in 2021 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.
Determination of Compensation Awards. The Compensation Committee is provided with the primary authority to establish and approve the compensation awards available to our executive officers and is charged with

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reviewing executive officer compensation policies and practices to ensure alignment with our compensation philosophies and that the total compensation paid to our executive officers is fair, reasonable and competitive. The Compensation Committee is primarily responsible for (i) establishing base salary and target bonus levels; (ii) assessing the performance of the CEO and other NEOs for each applicable performance period; (iii) approving the awards to be paid to our CEO and other NEOs under our annual IComp program for each year; and (iv) making equity award grants under our equity incentive compensation plan. To aid the Compensation Committee in making its determinations, the CEO provides recommendations to the Compensation Committee regarding the compensation of our other officers. The performance of our senior executive management team is reviewed by the Compensation Committee, and the Compensation Committee approves each NEO’s compensation at least annually.
In establishing and approving compensation levels for our NEOs, the Compensation Committee considers each NEO’s unique position and responsibility and relies upon the judgment and experience of its members as well as the input of the Compensation Committee’s independent compensation consultant, including information regarding market practices. We believe that executive officer total compensation should be competitive with the compensation of executive officers in similar positions and with similar responsibilities in our marketplace, in consideration of our financial and operating performance, each executive’s level of experience, and each executive’s current and expected future contributions to our results. In this regard, each executive officer’s current and prior compensation is considered as a reference point against which determinations are made as to whether increases are appropriate to retain the NEO in light of competition or in order to incentivize performance.
Role of Compensation Consultant. The Compensation Committee retained Semler Brossy as its independent compensation consultant for 2021. During 2021, Semler Brossy assisted the Compensation Committee with the following compensation-related matters:
•	Identifying a peer group of appropriately sized public companies for making market comparisons;
•	Assessing executive pay levels and practices relative to market practices;
•	Reviewing pay recommendations for executive officers;
•	Reviewing and providing guidance on performance measures and objectives established for determining performance-based compensation;
•	Providing information on compensation methodologies and practices for new executive-level hires and succession planning purposes;
•	Updating the Compensation Committee on developing regulatory and governance trends;
•	Completing a review of compensation-related risks, focusing on compensation design; and
•	Reviewing and providing input on the annual compensation discussion and analysis disclosures.
Semler Brossy does not provide other services to our management. The Compensation Committee has assessed Semler Brossy’s independence and concluded that no conflict of interest exists that would prevent Semler Brossy from providing services to the Compensation Committee.
Use of Peer Group Data. The Compensation Committee reviews competitive pay practices in determining compensation for our executives, including our NEOs; however, the Compensation Committee does not target a specific percentile of market in determining individual pay levels. Rather, in alignment with the considerations described above under “—Determination of Compensation Awards,” the Compensation Committee determines the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation — base salary, IComp and long-term equity incentives — in reliance upon the judgment and general knowledge of its members and the advice of the Compensation Committee’s independent consultant to ensure we attract, develop and retain superior talent.

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The Compensation Committee reviewed peer group data provided by Semler Brossy in late 2020 for 2021 pay decisions for purposes of comparing our executive compensation programs and amounts to those of other publicly traded companies with size and financial characteristics similar to our own, or which operate in similar industries. The peer group is reviewed annually based on U.S. publicly traded companies in the industrial components, parts and equipment industries, with a focus on companies similar in scale to Allison with comparable financial profiles (e.g., companies with EBITDA margins higher than 15%). For pay decisions made for 2021, our peer group consisted of the following companies:
•	AMETEK, Inc.	•	ITT Inc.
•	Crane Co.	•	Lincoln Electric Holdings, Inc.
•	Curtiss-Wright Corporation	•	The Middleby Corporation
•	Donaldson Company, Inc.	•	Nordson Corporation
•	Flowserve Corporation	•	Rexnord Corporation*
•	Gates Industrial Corporation plc	•	Rockwell Automation, Inc.
•	Gentex Corporation	•	Roper Technologies, Inc.**
•	Graco Inc.	•	Sensata Technologies Holding plc
•	HEICO Corporation	•	TransDigm Group Incorporated**
•	IDEX Corporation	•	Woodward, Inc.
In addition, the Compensation Committee included BorgWarner Inc., Cummins Inc., Eaton Corporation plc and Parker-Hannifin Corporation in our 2021 peer group for the rTSR performance metric used in our performance unit awards, but otherwise excluded these companies from our 2021 peer group for comparative compensation purposes due to their larger size.
* In October 2021, Rexnord Corporation completed the spin-off of its process and motion control business and is now known as Zurn Water Solutions Corporation.
** Roper Technologies, Inc. and TransDigm Group Incorporated were included in our 2021 peer group, but for 2022 they were moved to the group of companies used for the rTSR performance metric used in our performance unit awards and were otherwise excluded from our 2022 peer group for comparative compensation purposes due to their larger size.
In addition to the data from the peer group, the Compensation Committee also reviews pay data for similarly-sized companies from nationally recognized pay surveys for those executive positions that are not reported with sufficient frequency in the public disclosures of our peers to draw meaningful comparisons.

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2021 Compensation Decisions
Base Compensation. The Compensation Committee sets base salaries for our NEOs generally at a level it deems necessary to attract and retain capable individuals, while taking into account the total compensation package provided to each NEO. Each year the Compensation Committee determines base salary adjustments based upon the scope of responsibility and demonstrated proficiency of the executive officers, and for executive officers other than the CEO, in conjunction with recommendations made by the CEO. No formulaic base salary increases are provided to the NEOs. In December 2020, the Compensation Committee approved a base salary increase for Mr. Graziosi effective January 1, 2021 based on a review of peer group data and key internal considerations. The increase was intended to more closely align Mr. Graziosi’s base salary with the base salary of the median CEO of our 2021 peer group. In February 2021, the Compensation Committee approved base salary increases for Messrs. Bohley, Coll, Dick, Scroggins and Kirk effective March 1, 2021 based on a review of market and peer group data and key internal considerations. Base salaries for our NEOs in 2021 were as follows:
Name and Principal Position	2021 Base Salary ($)	Percent Increase (%)
David S. Graziosi Chairman, President and Chief Executive Officer	970,000	8%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	575,850	5%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	471,600	5%
Michael A. Dick Senior Vice President, Operations and Purchasing	514,000	3%
Eric C. Scroggins Vice President, General Counsel	338,240	6%
Randall R. Kirk Retired Senior Vice President, Product Engineering and Planning	462,600(1)	3%
(1)	Represents Mr. Kirk’s base salary in effect until his retirement on August 6, 2021.
Annual Performance-Based Compensation. Generally, all of our hourly and salaried employees, including our NEOs, are eligible for annual performance-based compensation under the Allison Transmission Holdings, Inc. 2016 Incentive Plan, or the Incentive Plan. We structure our compensation programs to reward employees based on our performance and the individual employee’s relative contribution to that performance. This allows all employees to receive IComp in the event certain specified corporate performance measures are achieved. The annual IComp pool is approved by the Compensation Committee based upon the extent of achievement of corporate-level performance goals established annually by the Compensation Committee.
Payout Potential. Under the terms of the IComp program, the formulaic IComp awards are based upon a percentage of base salary, and target-level performance percentages have been set at or above what our Compensation Committee believes to be market levels, such that our total cash compensation is generally intended to be more performance-based than that of our peers. For our NEOs, this percentage ranged from 75% to 125% of salary for target-level achievement in 2021. Maximum formulaic IComp awards are set at 250% of the target values based on our short-term performance and each NEO’s contributions to that performance. None of our NEOs receives a guaranteed annual IComp award.

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The following chart sets forth the formulaic IComp awards for target-level achievement and the maximum formulaic IComp awards for our NEOs for 2021, as established by the Compensation Committee in February 2021, which were the same as 2020:
Name and Principal Position	Formulaic IComp at target-level performance (% of base salary)	Maximum formulaic ICompaward (% of base salary)
David S. Graziosi Chairman, President and Chief Executive Officer	125%	312.5%
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	110%	275%
John M. Coll Senior Vice President, Global Marketing, Sales and Service	100%	250%
Michael A. Dick Senior Vice President, Operations and Purchasing	100%	250%
Eric C. Scroggins Vice President, General Counsel	75%	187.5%
Randall R. Kirk(1) Retired Senior Vice President, Product Engineering and Planning	100%	250%
(1)
Mr. Kirk retired as Senior Vice President, Product Engineering and Planning effective August 6, 2021 and was eligible to receive a prorated IComp award for seven months of service. The target and maximum payout percentages in this table represent Mr. Kirk’s annual opportunity based on a full year of service.

Performance Measures. For the year ended December 31, 2021, the Compensation Committee approved the following performance metrics for the IComp program: Adjusted EBITDA as a percent of net sales, Adjusted free cash flow and Revenue. The Compensation Committee chose these metrics as it believes the Adjusted EBITDA as a percent of net sales and Adjusted free cash flow metrics are important indicators of our long-term value creation for stockholders. The Revenue metric was included to incentivize employees to maintain focus on our revenue growth, which is one of our strategic priorities.
The metrics for 2021 IComp were approved by the Compensation Committee in February 2021. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under the IComp program for the year ended December 31, 2021:
Performance Metric	Weighting (%)	Threshold ($ in Millions)	Target ($ in Millions)	Maximum ($ in Millions)	Achieved ($ in Millions)
Adjusted EBITDA as a percent of net sales(1)	30%	33.3%	35.1%	35.55%	35.16%
Adjusted free cash flow(2)	35%	$338	$406	$440	$454
Revenue	35%	$2,044	$2,271	$2,385	$2,402
(1)
For purposes of 2021 IComp, Adjusted EBITDA as a percent of net sales was defined as earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by our senior secured credit facility divided by net sales, as reported in our Annual Report on Form 10-K for the year ended December 31, 2021, plus, if applicable, adjustments for non-operating activities and/or transactions, such as non-operating legal expenses and/or settlements and capital market transaction costs. No such adjustments to our reported Adjusted EBITDA as a percent of net sales were made for purposes of 2021 IComp.

(2)
For purposes of 2021 IComp, Adjusted free cash flow was defined as net cash provided by operating activities, less additions of long-lived assets, as reported in our Annual Report on Form 10-K for the year ended December 31, 2021, plus, if applicable, adjustments for certain transactions related to a change in our U.S. government price reduction reserve, capital expenditure timing decisions versus budget, capital markets

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transactions, and technology-related initiatives. The amount achieved reflects a decrease of $6 million from our reported Adjusted free cash flow for purposes of the metrics for 2021 IComp to exclude $6 million of capital expenditures that were included in the 2021 budget but did not occur in 2021.
A reconciliation of Adjusted EBITDA, Adjusted EBITDA as a percent of net sales and Adjusted free cash flow to the most comparable GAAP measures, prior to the $6 million decrease to Adjusted free cash flow described above, can be found in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 17, 2022.
Once the extent of achievement of IComp targets has been established, the total IComp funding pool for each metric is interpolated between 0% at threshold to 100% at target and 100% at target to 250% at maximum and then multiplied by a weighting for each performance metric. Based on the foregoing levels of corporate achievement, we exceeded the maximum level of performance for Adjusted free cash flow and Revenue and exceeded the target level of performance for Adjusted EBITDA as a percent of net sales, resulting in a payout of 211.41% of target for 2021 performance.
Applying the 2021 IComp metric performance, formulaic IComp award calculations for the NEOs for the year ended December 31, 2021 were as follows:
Name	Target Award as a % of Base Salary	% of Target Award Earned	% of Base Salary Earned
David S. Graziosi	125%	211.41%	264.26%
G. Frederick Bohley	110%	211.41%	232.55%
John M. Coll	100%	211.41%	211.41%
Michael A. Dick	100%	211.41%	211.41%
Eric C. Scroggins	75%	211.41%	158.56%
Randall R. Kirk(1)	100%	211.41%	211.41%
(1)
Mr. Kirk retired as Senior Vice President, Product Engineering and Planning effective August 6, 2021 and was eligible to receive a prorated IComp award for seven months of service. The target payout percentages in this table represents Mr. Kirk’s annual opportunity based on a full year of service.

Consistent with prior years, the Compensation Committee then further adjusted the formulaic payouts to certain of the NEOs based on the CEO’s recommendations and the Compensation Committee’s subjective assessment of the NEO’s individual performance, business impact, contributions and leadership, as follows:
•	Mr. Bohley: his leadership of our strategy, business and corporate development activities, execution of our virtual technology day and support of our COVID-19 pandemic response;
•
Mr. Coll: the successful execution of long-term agreements with key customers, implementation of growth initiatives, leadership of the sales organization with a focus on customer engagement and organizational development and support of our virtual technology day, business development activities and COVID-19 pandemic response;

•
Mr. Dick: his execution of our product initiatives, support of business and corporate development activities and execution of our COVID-19 pandemic response during a year of labor and supply chain constraints; and

•	Mr. Scroggins: his execution of our COVID-19 pandemic response and support of our business and corporate development activities.
The Compensation Committee made minor adjustments to the formulaic payouts to Messrs. Graziosi and Kirk due to rounding.

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The actual IComp awards earned by the NEOs for 2021 are included in the Summary Compensation Table for 2021 under the “Non-Equity Incentive Plan Compensation” and “Bonus” columns.
Name	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Total IComp ($)	Total IComp as % of Initial Target Payout Opportunity
David S. Graziosi	2,563,294	206	2,563,500	211.42%
G. Frederick Bohley	1,339,118	75,882	1,415,000	223.39%
John M. Coll	996,990	43,010	1,040,000	220.53%
Michael A. Dick	1,086,625	63,375	1,150,000	223.74%
Eric C. Scroggins	536,294	23,706	560,000	220.78%
Randall R. Kirk(1)	581,399	101	581,500	211.44%
(1)	Mr. Kirk retired as Senior Vice President, Product Engineering and Planning effective August 6, 2021. The amounts in this table represent his prorated IComp award for seven months of service.
Long-Term Equity Incentive Awards. The Compensation Committee approves annual equity awards, which for the NEOs in 2021 were in the form of stock options, RSUs and performance units granted under our 2015 Equity Incentive Award Plan, or the 2015 Plan, at its first regularly scheduled meeting of each year, which typically occurs in February. Specifically, the NEOs’ annual equity awards in 2021 were allocated as 1/3 of the value in stock options, 1/3 of the value in RSUs and 1/3 of the value in performance units.
We grant stock options to our NEOs because these awards create value only to the extent our stock price appreciates over the stock price at the time of grant. RSUs were granted because these awards reward executives for stock price appreciation, while providing more stable value to enhance executive retention and limiting incentives for undue risk-taking. Both the 2021 stock option and RSU awards vest ratably over three years on the anniversary of the date of grant.
We grant performance units to further emphasize our long-term market performance and align executives’ incentives with those of our stockholders. We believe the use of performance units as an equity vehicle is consistent with market best practices for executive pay. For the 2021-2023 performance period, the Compensation Committee approved rTSR as the metric for the performance units granted to our NEOs, with our rTSR compared to the same premier industrial peer group companies that we used to assess competitive pay, plus BorgWarner Inc., Cummins Inc., Eaton Corporation plc and Parker-Hannifin Corporation, which we believe remain relevant comparators from a performance perspective despite their larger size. The Compensation Committee set a performance target for rTSR at the 50th percentile of the TSRs of the peer group for the three-year period from January 1, 2021 to December 31, 2023. Possible payouts for the performance units range from: 0% if actual 2021-2023 rTSR is below the 25th percentile of the TSRs of the peer group, 50% if actual 2021-2023 rTSR is at the 25th percentile of the TSRs of the peer group, 100% if actual 2021-2023 rTSR is at the 50th percentile of the TSRs of the peer group and up to 200% if actual 2021-2023 rTSR is at or above the 75th percentile of the TSRs of the peer group. Performance units earned based on 2021-2023 performance will vest no later than February 28, 2024.

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The number of stock options, RSUs and performance units granted was determined based on a target dollar value for each executive which was intended to provide a competitive total compensation opportunity relative to market practices, although no specific percentile of market was targeted and the actual value relative to market varies by individual position. At the time of his promotion to CEO in 2018, Mr. Graziosi was granted a front-loaded performance award. The performance period for that award ended on December 31, 2020, and for 2021, the Committee determined to align Mr. Graziosi’s long-term equity incentive compensation with the other NEOs at a level consistent with peer group data. Target values for each of our NEOs were as follows:
Name	Target Value of Long-Term Equity Incentive Awards ($)
David S. Graziosi	4,800,000
G. Frederick Bohley	921,360
John M. Coll	613,080
Michael A. Dick	745,300
Eric C. Scroggins	338,240
Randall R. Kirk(1)	601,380
(1)
Mr. Kirk retired as Senior Vice President, Product Engineering and Planning effective August 6, 2021. In connection with his retirement, Mr. Kirk entered into a Separation Agreement as more fully described below under “—Employment and Severance Arrangements—Separation Agreements” pursuant to which he received prorated vesting of his unvested stock options, RSUs and performance units. The value in this table represents the value of the awards granted to Mr. Kirk prior to proration.

The target value was then divided by a 60-day average share price to determine the number of shares to grant to our NEOs, and then allocated to stock options, RSUs and performance units, as applicable. The number of shares allocated to stock options was then multiplied by three to reflect the lower value of a stock option as compared to an RSU. Our NEOs were granted the following awards:
Name	Grant Date	Stock Options (#)	RSUs (#)	Performance Units (at Target) (#)
David S. Graziosi	02/10/2021	114,478	38,159	38,159
G. Frederick Bohley	02/10/2021	21,974	7,325	7,325
John M. Coll	02/10/2021	14,622	4,874	4,874
Michael A. Dick	02/10/2021	17,775	5,925	5,925
Eric C. Scroggins	02/10/2021	8,067	2,689	2,689
Randall R. Kirk(1)	02/10/2021	14,343	4,781	4,781
(1)
Mr. Kirk retired as Senior Vice President, Product Engineering and Planning effective August 6, 2021. The values in this table represent the awards granted on February 10, 2021. Pursuant to Mr. Kirk’s Separation Agreement, he received prorated vesting of his unvested stock options, RSUs and performance units.

The values of the awards as reported in the Summary Compensation Table are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC 718. As a result, the equity award values in the Summary Compensation Table differ from the target values described above and used to calibrate the number of shares granted.
Results of the 2019-2021 Performance Units. The performance units we granted to Messrs. Bohley, Coll, Dick, Scroggins and Kirk in 2019 were based on rTSR ranking against a defined comparator group. Mr. Graziosi did not receive an award in 2019 due to the front-loaded performance award granted to him in 2018. Performance was measured from January 1, 2019 through the end of December 31, 2021 using a 20-day average share price for the

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starting and ending dates and including the impact from re-invested dividends. As indicated below, our three-year annualized relative performance was below the 25th percentile of the TSRs of the comparator group, resulting in no payout of the units granted. The Compensation Committee certified this result in February 2022.
Name	Relative Performance	Potential Payout
Below Threshold	Less than 25th %ile	0% of Target Shares
Threshold	25th %ile	50% of Target Shares
Target	50th %ile	100% of Target Shares
Maximum	75th %ile or Above	200% of Target Shares
Actual Performance	2nd %ile	0% of Target Shares
Defined Contribution Plans
We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Internal Revenue Code, or the Code, and that we refer to as the 401(k) Plan. The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan.
We provide matching contributions to the 401(k) Plan in an amount equal to one hundred percent of each participant’s contributions, up to a maximum of four percent of the participant’s annual eligible salary and subject to certain other limits. We make additional contributions to the 401(k) Plan on behalf of certain groups of participants, depending on the date of their commencement of service with our predecessor and whether they are eligible to participate in our defined benefit plan as described below. These contributions are in amounts of either one percent and/or four percent of eligible salary, subject to certain other limits. All matching contributions fully vest after three years of service.
The 401(k) Plan is offered on a nondiscriminatory basis to all our salaried employees, including NEOs, who meet the eligibility requirements. The Compensation Committee believes that matching and other contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan provides an opportunity for participants to save money for retirement on a tax-qualified basis and to achieve financial security, thereby promoting retention.
Defined Benefit Plan
Annual retirement benefits under the Allison Transmission Retirement Program for Salaried Employees accrue at a rate of 1.25% of base wages and IComp wages each year for certain groups of participants, depending on the date of their commencement of service with our predecessor. The full retirement benefit is generally payable to participants who retire on or after attaining age 62 with 10 years of service, and a reduced early retirement benefit is generally available to participants who retire on or after age 55 with 10 years of service or who retire at any age with 30 years of service. No offsets are made for the value of any social security benefits earned.
Similar to the 401(k) Plan, this defined benefit plan is a nondiscriminatory tax-qualified retirement plan that provides eligible participants with an opportunity to earn retirement benefits and provides for financial security. Generally, eligible participants are those employees who commenced service with our predecessor on or before January 1, 2007. Employees commencing service after January 1, 2007 are not eligible to participate in this plan. Offering these benefits is an additional means for us to retain well-qualified executives. Each of Mr. Bohley participates in our defined benefit plan. Mr. Kirk participated in our defined benefit plan until his retirement on August 6, 2021, and Mr. Dick participated in our defined benefit plan until his retirement on March 11, 2022. For additional information on the accrued pension benefits for the NEOs in 2021, see the “Pension Benefits for 2021” table below.
Deferred Compensation Plan
We maintain the Allison Transmission, Inc. Deferred Compensation Plan, or the Deferred Compensation Plan, a non-qualified deferred compensation plan that permits a select group of our management, including the NEOs, and other key employees to defer up to 50% of their compensation. We provide matching contributions to the

2022 PROXY STATEMENT	[43]

Deferred Compensation Plan in an amount equal to 4% of the participant’s deferral election that is in excess of the qualified 401(k) Plan limits. A participant’s deferrals are 100% fully vested and the matching contributions are fully vested after three years of service. Upon death or disability of the participant or a change in control affecting us, a participant’s account becomes 100% vested.
Employment and Severance Arrangements
The Compensation Committee considers the employment and retention of a highly capable and effective management team to be essential to protecting and enhancing the interests of the Company and our stockholders. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us could result in the departure or distraction of management personnel to our detriment. Accordingly, the Compensation Committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. We entered into a severance and change in control agreement, or the Agreement, with Mr. Graziosi in March 2018, which became effective on June 1, 2018 and replaced his prior employment agreement. We entered into a change in control severance agreement, or CiC Agreement, with Mr. Scroggins in February 2014, Mr. Dick in February 2016, Mr. Coll in October 2016 and Mr. Bohley in June 2018. We entered into a separation agreement, or Separation Agreement, with Mr. Kirk in May 2021. In January, 2022, Mr. Dick provided the Company with his notice of intent to retire and we entered into a Separation Agreement with Mr. Dick.
Graziosi Severance and Change in Control Agreement. Mr. Graziosi’s Agreement, which became effective on June 1, 2018, provides that:
•
upon termination of Mr. Graziosi’s employment without cause or Mr. Graziosi’s resignation of employment for good reason, each a Qualifying Termination, Mr. Graziosi will be entitled to receive (i) severance payments equal to two times the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; (ii) continued healthcare coverage for 24 months; and (iii) extension of the post-termination exercise period of any stock options granted under our equity compensation plans until the second anniversary of such termination, subject, in each case, to Mr. Graziosi executing a general release of claims against the Company. In addition, any cash retention awards and equity or equity-based awards granted under our equity compensation plans prior to the effective date of the Agreement will be treated in accordance with the documents governing such awards or as otherwise provided in Mr. Graziosi’s prior employment agreement, as applicable.

•
if Mr. Graziosi’s Qualifying Termination occurs within two years following a change in control, Mr. Graziosi will be entitled to receive, in addition to the severance payments and benefits described above, (i) an additional payment equal to the sum of his annual base salary and the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus; and (ii) continued healthcare coverage for an additional 12 months.

•
if Mr. Graziosi’s employment is terminated due to his disability or death, he will be entitled to receive the greater of (x) the average annual bonus earned by him for the three years prior to the year of termination and (y) his target annual bonus, in each case, prorated for his partial year of service, subject, in the event of his termination due to disability, to Mr. Graziosi executing a general release of claims against the Company.

As a condition to the effectiveness of the Agreement, Mr. Graziosi executed a confidentiality, restrictive covenant and proprietary rights agreement which contains provisions regarding the protection of confidential information, assignment of inventions and a covenant pursuant to which Mr. Graziosi has agreed not to compete with certain of our businesses during the term of his employment and for 24 months following his termination for any reason. For more information on the potential payments Mr. Graziosi would have received under his Agreement had his employment been terminated on December 31, 2021, see “Potential Payments upon Termination or Change-in-Control” below.
CiC Agreements. The CiC Agreements for Messrs. Bohley, Coll, Dick and Scroggins are intended to ensure our management’s interests align with the best interests of our stockholders in the event of a transaction that would constitute a change in control, and also to maintain continuity of management in the context of a transaction in which we undergo a change in control (as defined in the CiC Agreement). Payments under these agreements are “double triggered,” which means that severance is only paid to the executive if (i) we have experienced a change

44	2022 PROXY STATEMENT

in control, and (ii) the executive’s employment is terminated without cause or the executive resigns with good reason within two years of the change in control. The severance paid under the agreements will be in an amount equal to two times the sum of (1) annual base salary plus (2) target bonus amount. In addition, all unvested equity or equity-based awards will fully vest upon a qualifying termination, except that performance-based equity awards will only be payable subject to the attainment of the performance measures for the applicable period as provided under the applicable award agreement.
For each of the NEOs, “cause” and “good reason” are defined in the applicable Agreement or CiC Agreements. For more information on the potential payments Messrs. Bohley, Coll, Dick and Scroggins would have received under their CiC Agreements had their employment been terminated without cause or for good reason following a change in control on December 31, 2021, see “Potential Payments upon Termination or Change-in-Control” below. Mr. Dick retired on March 11, 2022 and received the payments described below under “—Separation Agreements.” Following Mr. Dick’s retirement, his CiC Agreement is no longer in effect.
Separation Agreements. Pursuant to Mr. Kirk’s Separation Agreement, he received (i) prorated vesting of unvested stock options, RSUs and performance units and has until the earlier of 36 months following retirement or expiration of the applicable option to exercise vested stock options, (ii) a prorated IComp award for 2021 and (iii) a payment for unused paid time off. In addition, the Separation Agreement requires Mr. Kirk to provide continued support to and cooperation with the Company and includes non-disparagement, non-solicitation and non-competition provisions.
Pursuant to Mr. Dick’s Separation Agreement, he (i) received prorated vesting of unvested stock options and RSUs granted in 2020 and performance units granted in 2020 and 2021 and has until the earlier of 36 months following retirement or expiration of the applicable option to exercise vested stock options, (ii) is entitled to a prorated IComp award for 2022, payable in 2023, and (iii) received a payment for unused paid time off. All other unvested equity awards were cancelled upon Mr. Dick’s retirement. In addition, the Separation Agreement requires Mr. Dick to provide continued support to and cooperation with the Company and includes non-disparagement, non-solicitation and non-competition provisions.
Other Elements of Compensation and Perquisites
We provide our executive officers, including our NEOs, with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. Executive officers are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We provide personal liability insurance to our executive officers as well as higher levels of long-term disability and life insurance coverages to our executive officers than is generally available to our non-executive employees. We also provide our executive officers with the personal use of our fleet automobiles. We provide these supplemental benefits to our executive officers due to the relatively low cost of such benefits and the value they provide in assisting us to attract and retain talented executives. The value of personal benefits and perquisites we provide to each of our NEOs is set forth below in our Summary Compensation Table.
Tax Considerations
Deductibility of Executive Compensation. The Compensation Committee takes into consideration the tax implications of our executive compensation program, including with respect to the tax deductibility of compensation paid under Section 162(m) of the Code. In the exercise of its business judgment, and in accordance with its compensation philosophy, the Compensation Committee continues to have flexibility to award compensation that is not tax deductible if it determines that such award is in our stockholders’ best interests and is necessary to comply with contractual commitments, or to maintain flexibility needed to attract talent, promote retention or recognize and reward desired performance.
Taxation of Parachute Payments and Deferred Compensation. We do not provide and have no obligation to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain limits prescribed by the Code, and that the employer may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also may impose significant taxes on a service

2022 PROXY STATEMENT	[45]

provider in the event that he or she receives deferred compensation that does not comply with the requirements of Section 409A of the Code. We have structured our compensation arrangements with the intention of complying with or otherwise being exempt from the requirements of Section 409A of the Code.
Prohibition on Hedging and Pledging
We have adopted, as part of our insider trading policy, prohibitions on the short sale of our common stock and the issuance, purchase or sale of, or trading or dealing in, puts, calls or other options or rights relating to our common stock. These provisions prohibit our directors, officers and employees from hedging the risk of their ownership of our common stock. We also prohibit our directors, officers and employees from holding our common stock in a margin account or otherwise pledging it as collateral for a loan.
Compensation-Related Risk Assessment
Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Report
The Compensation Committee of the Board of Directors consists of the four directors named below, each of whom meets the independence standards of the NYSE Manual and the rules and regulations of the SEC.
We reviewed and discussed with management the above Compensation Discussion and Analysis section included in this proxy statement. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021 and the proxy statement for the 2022 annual meeting of stockholders.
The Compensation Committee
Judy Altmaier, Chair
Stan A. Askren
Richard P. Lavin
Richard V. Reynolds

46	2022 PROXY STATEMENT

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs during the years ended December 31, 2021 and, where applicable, December 31, 2020 and December 31, 2019.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
David S. Graziosi Chairman, President and Chief Executive Officer	2021	970,000	206(5)	3,767,820	1,128,753	2,563,294	—	98,495	8,528,568
	2020	883,333(6)	—	—	—	337,500	—	96,224	1,317,057
	2019	800,000	—	—	—	2,215,361	—	78,051	3,093,412
G. Frederick Bohley Senior Vice President, Chief Financial Officer and Treasurer	2021	571,542	75,882(5)	723,271	216,664	1,339,118	17,322	61,764	3,005,563
	2020	529,167(6)	118,500	572,137	167,904	181,500	166,252	52,481	1,787,941
	2019	416,667	118,471	411,355	132,731	941,529	132,304	45,299	2,198,356
John M. Coll Senior Vice President, Global Marketing, Sales and Service	2021	468,000	43,010(5)	481,259	144,173	996,990	—	63,824	2,197,256
	2020	445,833(6)	90,000	380,317	111,620	135,000	—	57,296	1,220,066
	2019	420,833	48,471	411,355	132,731	941,529	—	56,543	2,011,462
Michael A. Dick Senior Vice President, Operations and Purchasing	2021	511,667	63,375(5)	585,035	175,262	1,086,626	39,882	35,089	2,496,936
	2020	491,667(6)	105,000	471,334	138,331	150,000	168,820	52,561	1,577,713
	2019	445,000	63,087	435,586	140,538	996,913	143,382	46,648	2,271,154
Eric C. Scroggins Vice President, General Counsel	2021	335,200	23,706	265,512	79,541	536,294	—	58,772	1,299,025
Randall R. Kirk(7) Retired Senior Vice President, Product Engineering and Planning	2021	277,388	101(5)	472,076	141,422	581,399	8,214	40,445	1,521,045
	2020	445,833(6)	90,000	380,317	111,620	135,000	108,785	61,486	1,333,041
	2019	420,833	48,471	411,355	132,731	941,529	100,135	50,218	2,105,272
(1)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all RSUs and performance units granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2021—Narrative Discussion—Equity Incentive Plan Awards” below for awards granted in 2021, 2020 and 2019.

For 2021, amounts shown include RSUs and performance units granted on February 10, 2021. To determine the grant date fair value of the RSUs, we used $43.13, the closing market price of a share of our common stock as reported by the NYSE on the date of grant.
Performance unit amounts represent the value at the grant date based upon the probable outcome of the performance conditions, which was the target level of performance. The following table presents the grant date fair value of the performance units included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:
Name	Grant Date Fair Value (Based on Probable Outcome ($))	Grant Date Fair Value (Based on Maximum Performance ($))
Mr. Graziosi	2,122,022	4,244,044
Mr. Bohley	407,343	814,686
Mr. Coll	271,043	542,086
Mr. Dick	329,489	658,978
Mr. Scroggins	149,535	299,078
Mr. Kirk	265,871	531,742
The amounts ultimately realized by the NEOs from the stock awards will depend on the price of our common stock in the future and, for performance units, the level of achievement of the performance conditions.

2022 PROXY STATEMENT	[47]

(2)
Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of all stock option awards granted to the NEO in the year indicated. For a discussion of the assumptions made in the valuation of the awards, see “—Grants of Plan Based Awards for 2021—Narrative Discussion—Equity Incentive Plan Awards” below for stock options granted in 2021, 2020 and 2019. For 2021, amounts shown include stock options granted on February 10, 2021.

(3)
Represents the formulaic awards earned under our annual IComp program for the year indicated. For a discussion of the determination of these amounts, see “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Performance-Based Compensation” above.

(4)	Amounts for 2021 include the following:
	Graziosi	Bohley	Coll	Dick	Scroggins	Kirk
Employer contributions under 401(k) Plan	33,427	21,719	30,051	23,367	26,167	9,431
Employer contributions under Deferred Compensation Plan	38,800	22,862	18,720	—	13,408	11,096
Company-paid life and disability insurance premiums	5,832	4,824	8,314	9,912	2,719	9,074
Personal use of Company automobiles	—	—	1,495	—	888	—
Company-paid Personal Umbrella Liability Insurance premiums	1,782	1,782	1,782	1,782	1,782	1,782
Scholarship Voucher	—	—	—	—	1,500	—
Wellness program rewards	—	—	—	28	—	335
Vacation payout	18,654	10,577	3,462	—	12,308	8,727
(5)
Represents the discretionary portion of IComp payments to Messrs. Bohley, Coll, Dick, Graziosi, Scroggins and Kirk. See “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Performance-Based Compensation” above.

(6)	Represents the base salary paid during the year and the one-time lump sum payment made to each of the NEOs in September 2020, as follows:
Name	Base Salary ($)	Lump Sum ($)
Mr. Graziosi	850,000	33,333
Mr. Bohley	487,500	41,667
Mr. Coll	437,500	8,333
Mr. Dick	475,000	16,667
Mr. Kirk	437,500	8,333
(7)
Mr. Kirk retired from the Company effective August 6, 2021. Pursuant to his Separation Agreement, Mr. Kirk received (i) prorated vesting of unvested stock options, RSUs and performance units and has until the earlier of 36 months following retirement or expiration of the applicable option to exercise vested stock options, (ii) a prorated IComp award and (iii) a payment for unused paid time off.

48	2022 PROXY STATEMENT

Grants of Plan-Based Awards for 2021
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Graziosi	02/10/2021							38,159	—	—	1,645,798(2)
	02/10/2021							—	114,478	43.13	1,128,753(3)
	02/10/2021				19,079	38,159	76,318	—	—	—	2,122,022(4)
	—	—	1,212,500	3,031,250
G. Frederick Bohley	02/10/2021							7,325	—	—	315,927(2)
	02/10/2021							—	21,974	43.13	216,664(3)
	02/10/2021				3,662	7,325	14,650	—	—	—	407,343(4)
	—	—	633,435	1,583,588
John M. Coll	02/10/2021							4,874	—	—	210,216(2)
	02/10/2021							—	14,622	43.13	144,173(3)
	02/10/2021				2,437	4,874	9,748	—	—	—	271,043(4)
	—	—	471,600	1,179,000
Michael A. Dick	02/10/2021							5,925	—	—	255,545(2)
	02/10/2021							—	17,775	43.13	175,262(3)
	02/10/2021				2,962	5,925	11,850	—	—	—	329,489(4)
	—	—	514,000	1,285,000
Eric C. Scroggins	02/10/2021							2,689	—	—	115,977(2)
	02/10/2021							—	8,067	43.13	79,541(3)
	02/10/2021				1,344	2,689	5,378	—	—	—	149,535(4)
	—	—	253,680	634,200
Randall R. Kirk	02/10/2021							4,781	—	—	206,205(2)
	02/10/2021							—	14,343	43.13	141,422(3)
	02/10/2021				2,390	4,781	9,562	—	—	—	265,871(4)
	—	—	462,600	1,156,500
(1)	Amounts shown reflect the target and maximum payout opportunities under the IComp metrics established by the Compensation Committee in February 2021 for the 2021 IComp program.
Actual awards earned under our annual IComp program are paid in the year following the year on which performance is based, with the amounts determined using the base salary in effect at the time of payment. Amounts paid in March 2022 for 2021 performance were as follows:
Actual Payouts Under Non-Equity Incentive Plan Awards ($)
Mr. Graziosi	2,563,500(a)
Mr. Bohley	1,415,000(a)
Mr. Coll	1,040,000(a)
Mr. Dick	1,150,000(a)
Mr. Scroggins	560,000(a)
Mr. Kirk	581,500(a)
(a)
Includes the following amounts reported in the Bonus column of the Summary Compensation Table: Mr. Graziosi—$206; Mr. Bohley—$75,882; Mr. Coll—$43,010; Mr. Dick—$63,375; Mr. Scroggins—$23,706; and Mr. Kirk—$101.

See “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Performance-Based Compensation” above for a discussion of the calculation of this amount and for additional information regarding the IComp program for 2021.

2022 PROXY STATEMENT	[49]

(2)
Amounts represent the grant date fair value of RSUs granted on February 10, 2021, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our RSU awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(3)
Amounts represent the grant date fair value of option awards granted on February 10, 2021, as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock option awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

(4)
Amounts represent the grant date fair value of performance units granted on February 10, 2021, based upon the probable outcome of the performance conditions as determined in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our performance unit awards, see “—Narrative Discussion—Equity Incentive Plan Awards” below.

Narrative Discussion
Non-Equity Incentive Plan Awards. The non-equity incentive plan awards were granted under the Incentive Plan and represent the IComp opportunity for 2021 under the IComp metrics established by the Compensation Committee in February 2021. Amounts actually paid for 2021 performance are shown (i) for the formulaic portion, in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” and (ii) for the discretionary portion, in the column titled “Bonus”. Material terms of the IComp awards are described above under “Compensation Discussion and Analysis—2021 Compensation Decisions—Annual Performance-Based Compensation.”
Equity Incentive Plan Awards. The equity incentive plan awards were granted under the 2015 Plan and represent performance unit awards, RSUs and stock options.
Performance Units. The grant date fair value of the performance units utilizing rTSR as the performance metric granted to Messrs. Graziosi, Bohley, Coll, Dick, Scroggins and Kirk during 2021 was $55.61 per share underlying the unit and to Messrs. Bohley, Coll, Dick and Kirk (i) during 2020 was $49.07 per share underlying the unit and (ii) during 2019 was $62.06 per share underlying the unit, each as determined using a Monte Carlo simulation pricing model using the assumptions noted in the following table:
	2021	2020	2019
Expected volatility	28%-50%	19%-41%	19%-30%
Expected term (in years)	2.89	2.85	2.86
Risk-free rate	0.18%	1.16%	2.44%
Material terms of the performance units granted during 2021, including a discussion of the applicable performance measures and target performance for the three-year performance period ending December 31, 2023, are described above under “Compensation Discussion and Analysis—2021 Compensation Decisions—Long-Term Equity Incentive Awards.”
RSUs. The RSUs were granted under the 2015 Plan. The grant date fair value of the RSUs granted on (i) February 10, 2021 was $43.13 per share, (ii) February 25, 2020 was $43.24 per share, and (iii) February 20, 2019 was $49.60 per share, each of which were the closing price of a share of our common stock on the date of grant as reported by the NYSE. The RSUs granted in 2021 vest ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date. The RSUs granted in 2020 and 2019 vest on the third anniversary of the date of grant, contingent on continued employment through the vesting date. Material terms of the RSUs granted during 2021 to Messrs. Graziosi, Bohley, Coll, Dick, Scroggins and Kirk are described above under “Compensation Discussion and Analysis—2021 Compensation Decisions—Long-Term Equity Incentive Awards.” Each RSU accrues dividend equivalents for all ordinary cash dividends that are paid to all or substantially all holders of the outstanding shares of our common stock between the grant date and the vesting date. All dividend equivalents are deemed to be reinvested in additional RSUs as of the dividend payment date based on the closing price of a share of our common stock on such date and are subject to the same vesting provisions that apply to the underlying RSU.

50	2022 PROXY STATEMENT

Option Awards. The option awards were granted under the 2015 Plan and represent nonqualified stock options. The grant date fair value of the stock options granted on (i) February 10, 2021 was $9.86 per share underlying the options, (ii) February 25, 2020 was $9.03 per share underlying the options, and (iii) February 20, 2019 was $12.0097 per share underlying the options, each as determined using a Black-Scholes option pricing model using the assumptions noted in the following table:
	2021	2020	2019
Expected volatility	29.18%	23.4%	23.09%
Expected dividend yield	1.58%	1.39%	1.21%
Expected term (in years)	5.61	6.37	6.33
Risk-free rate	0.56%	1.22%	2.52%
Expected volatility is based on “the average volatilities of otherwise similar public entities” as defined by authoritative accounting guidance. In 2019, we paid a $0.15 per share dividend per quarter, in 2020, we paid a $0.17 per share dividend per quarter and in 2021, we paid a $0.19 per share dividend per quarter. Beginning in the first quarter of 2022, we began paying a $0.21 per share dividend per quarter. The expected term is derived from the average of the weighted vesting life and the contractual term. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The stock options granted in 2021 become exercisable ratably over three years on the anniversary of the date of grant, contingent on continued employment through each vesting date. The stock options granted in 2020 and 2019 become exercisable on the third anniversary of the grant date, contingent on continued employment through the vesting date, and expire ten years from the date of grant. The stock options have an exercise price of $43.13, $43.24 and $49.60 per share, which was the closing price of a share of our common stock on February 10, 2021, February 25, 2020 and February 20, 2019, respectively, as reported by the NYSE. Other material terms of our option awards are described above under “Compensation Discussion and Analysis—2021 Compensation Decisions—Long-Term Equity Incentive Awards.”

2022 PROXY STATEMENT	[51]

Outstanding Equity Awards at December 31, 2021
The following table provides information regarding the stock options and other equity awards held by the NEOs as of December 31, 2021.
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options — Exercisable (#)	Number of Securities Underlying Unexercised Options — Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(13)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)	Equity Incentive Plan Awards: Number of Unearned Shares, units or Other Rights That Have Not Vested (#)(15)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(16)
David S. Graziosi	18,690(1)	—	32.13	2/18/2025
	27,778(2)	—	23.59	2/16/2026
	25,672(5)	—	37.11	2/22/2027
	—	114,478(10)	43.13	2/10/2031
					287,134	10,437,321	38,159	1,387,080
G. Frederick Bohley	5,225(3)	—	22.77	8/07/2023
	4,950(4)	—	30.23	2/17/2024
	7,150(1)	—	32.13	2/18/2025
	10,348(2)	—	23.59	2/16/2026
	3,961(5)	—	37.11	2/22/2027
	5,787(6)	—	43.30	2/07/2028
	4,959(7)	—	41.86	6/01/2028
	—	11,052(8)	49.60	2/20/2029
	—	18,594(9)	43.24	2/25/2030
	—	21,974(10)	43.13	2/10/2031
					17,784	646,448	13,523	491,561
John M. Coll	8,802(5)	—	37.11	2/22/2027
	11,223(6)	—	43.30	2/07/2028
	—	11,052(8)	49.60	2/20/2029
	—	12,361(9)	43.24	2/25/2030
	—	14,622(10)	43.13	2/10/2031
					13,122	476,985	8,994	326,932
Michael A. Dick	11,960(1)	—	32.13	2/18/2025
	5,609(2)	—	23.59	2/16/2026
	9,389(5)	—	37.11	2/22/2027
	11,784(6)	—	43.30	2/07/2028
	—	11,702(8)	49.60	2/20/2029
	—	15,319(9)	43.24	2/25/2030
	—	17,775(10)	43.13	2/10/2031
					15,449	561,571	11,031	400,977
Eric C. Scroggins	5,878(2)	—	23.59	2/16/2026
	4,401(5)	—	37.11	2/22/2027
	5,787(6)	—	43.30	2/07/2028
	—	5,558(8)	49.60	2/20/2029
	—	6,761(9)	43.24	2/25/2030
	—	8,067(10)	43.13	2/10/2031
					7,023	255,286	4,943	179,678
Randall R. Kirk	10,601(4)	—	30.23	2/17/2024
	1,395(2)	—	23.59	8/6/2024(12)
	8,802(5)	—	37.11	8/6/2024(12)
	11,223(6)	—	43.30	8/6/2024(12)
	9,211(11)	—	49.60	8/6/2024(12)
	6,180(11)	—	43.24	8/6/2024(12)
	2,390(11)	—	43.13	8/6/2024(12)
					—	—	2,857	103,852
(1)	The option became exercisable with respect to 100% of the underlying shares on February 19, 2018.
(2)	The option became exercisable with respect to 100% of the underlying shares on February 17, 2019.

52	2022 PROXY STATEMENT

(3)	The option became exercisable with respect to 100% of the underlying shares on December 15, 2015.
(4)	The option became exercisable with respect to 100% of the underlying shares on December 1, 2016.
(5)	The option became exercisable with respect to 100% of the underlying shares on February 22, 2020.
(6)	The option became exercisable with respect to 100% of the underlying shares on February 7, 2021.
(7)	The option became exercisable with respect to 100% of the underlying shares on June 1, 2021.
(8)	The option vests with respect to 100% of the underlying shares on February 20, 2022.
(9)	The option vests with respect to 100% of the underlying shares on February 25, 2023.
(10)	The option vests in three equal annual installments beginning on February 10, 2022.
(11)
Pursuant to Mr. Kirk’s Separation Agreement, the options became exercisable with respect to a prorated number of the underlying shares on August 6, 2021, the date of Mr. Kirk’s retirement. The remainder of the stock options were forfeited.

(12)	Pursuant to Mr. Kirk’s Separation Agreement, he has until the earlier of the option expiration date or three years from the date of his retirement to exercise his stock options.
(13)
The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column include the number of shares of common stock underlying unvested RSUs and the number of dividend equivalents on such RSUs for all NEOs and, for Mr. Graziosi, also include the number of shares of common stock underlying unvested performance units granted in 2018.

(14)
Calculated by multiplying the number of shares of RSUs and performance units that have not vested, plus any dividend equivalents on such awards, by $36.35, the closing price of a share of our common stock on December 31, 2021 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unvested awards:

	Vesting Date	RSUs (#)	Dividend Equivalents (#)	Performance Units Granted in 2018 (#)
Mr. Graziosi	01/01/2022			124,108
	01/01/2023			124,111
	02/10/2022	12,719	252
	02/10/2023	12,720	252
	02/10/2024	12,720	252
Mr. Bohley	02/20/2022	3,684	191
	02/25/2023	6,198	242
	02/10/2022	2,441	48
	02/10/2023	2,442	48
	02/10/2024	2,442	48
Mr. Coll	02/20/2022	3,684	191
	02/25/2023	4,120	159
	02/10/2022	1,624	31
	02/10/2023	1,625	31
	02/10/2024	1,625	32
Mr. Dick	02/20/2022	3,901	203
	02/25/2023	5,106	198
	02/10/2022	1,975	38
	02/10/2023	1,975	39
	02/10/2024	1,975	39
Mr. Scroggins	02/20/2022	1,853	91
	02/25/2023	2,254	85
	02/10/2022	896	17
	02/10/2023	896	17
	02/10/2024	897	17
(15)	Includes unearned performance units at target level.

2022 PROXY STATEMENT	[53]

(16)
Calculated by multiplying the number of performance units that have not been earned by $36.35, the closing price of a share of our common stock on December 31, 2021 as reported by the NYSE. The table below shows the vesting dates for the number of shares of common stock underlying unearned performance unit awards at target level, subject to achievement of the performance conditions:

	Vesting Date	Performance Units (#)
Mr. Graziosi	No later than 02/28/2024	38,159
Mr. Bohley	No later than 02/28/2023	6,198
	No later than 02/28/2024	7,325
Mr. Coll	No later than 02/28/2023	4,120
	No later than 02/28/2024	4,874
Mr. Dick	No later than 02/28/2023	5,106
	No later than 02/28/2024	5,925
Ms. Scroggins	No later than 02/28/2023	2,254
	No later than 02/28/2024	2,689
Mr. Kirk	No later than 02/28/2023	2,060(a)
	No later than 02/28/2024	797(a)
(a)
The amounts represent the number of prorated performance units Mr. Kirk can earn at target level performance for the 2020-2022 and 2021-2023 performance periods, respectively. Pursuant to Mr. Kirk’s Separation Agreement, the target number of performance units were prorated on August 6, 2021, the date of Mr. Kirk’s retirement. The remainder of the performance units were forfeited.

Options Exercised and Stock Vested during 2021
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
David S. Graziosi	—	—	124,108	5,352,778
G. Frederick Bohley	—	—	5,713	235,031
John M. Coll	—	—	5,968	246,605
Michael A. Dick	5,609	80,218	6,267	258,960
Eric C. Scroggins	—	—	3,075	127,062
Randall R. Kirk	37,004	—	12,085	481,803
(1)	Includes performance units, RSUs and dividend equivalents that vested as follows:
	Date	Performance units (#)	RSUs (#)	Dividend Equivalents (#)
Mr. Graziosi	2/10/2021	124,108	—	—
Mr. Bohley	2/28/2021	1,969	—	—
	2/07/2021	—	1,929	86
	6/01/2021	—	1,653	76
Mr. Coll	2/28/2021	2,057	—	—
	2/07/2021	—	3,741	170
Mr. Dick	2/28/2021	2,160	—	—
	2/07/2021	—	3,928	179
Mr. Scroggins	2/28/2021	1,060	—	—
	2/07/2021	—	1,929	86
Mr. Kirk	2/28/2021	2,057	—	—
	2/07/2021	—	3,741	170
	8/06/2021	—	5,808	309

54	2022 PROXY STATEMENT

Pension Benefits for 2021
The following table sets forth information regarding the accrued pension benefits for the NEOs for 2021 under our defined benefit plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
G. Frederick Bohley	Allison Transmission Retirement Program for Salaried Employees	14.4	630,095	—
Michael A. Dick	Allison Transmission Retirement Program for Salaried Employees	14.4	785,228	—
Randall R. Kirk	Allison Transmission Retirement Program for Salaried Employees	14.4	731,200	718,001
Messrs. Bohley, Dick and Kirk participate in our defined benefit plan. Messrs. Coll, Graziosi and Scroggins did not commence service with our predecessor prior to January 1, 2007 and are therefore not eligible to participate in our defined benefit plan. For a description of this plan see “Compensation Discussion and Analysis—Defined Benefit Plan” above.
For information with respect to the valuation methods and material assumptions applied in quantifying the present value of the accrued benefits under the defined benefit plan, see NOTE 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Nonqualified Deferred Compensation for 2021
The following table sets forth information regarding the nonqualified deferred compensation for the NEOs for 2021 under our Deferred Compensation Plan. For a description of this plan see “Compensation Discussion and Analysis—Deferred Compensation Plan” above.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David S. Graziosi	48,500	38,800	77,288	—	1,232,833
G. Frederick Bohley	28,577	22,862	94,415	—	452,495
John M. Coll	34,650	18,720	(595)	(54,555)	178,975
Michael A. Dick	234,000	—	949,487	—	7,476,357
Eric C. Scroggins	16,760	13,408	50,114	—	383,275
Randall R. Kirk	64,108	11,096	511,975	—	2,698,612
(1)	The amounts shown in this column are reported in the Summary Compensation Table as follows:
	Amount Reported in the Summary Compensation Table as part of Salary for 2021 ($)	Amount Reported in the Summary Compensation Table as part of Non-Equity Incentive Plan Compensation for 2020 ($)	Amount Reported in the Summary Compensation Table as part of Bonus for 2020 ($)
Mr. Graziosi	48,500	—	—
Mr. Bohley	28,577	—	—
Mr. Coll	23,400	6,750	4,500
Mr. Dick	—	150,000	84,000
Mr. Scroggins	16,760	—	—
Mr. Kirk	41,608	13,500	9,000
(2)	The amounts shown in this column are reported in the Summary Compensation Table for 2021 as part of All Other Compensation.

2022 PROXY STATEMENT	[55]

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.
(4)	Of the amounts shown in this column, the following amounts are reported in the Summary Compensation Table:
	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2021 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2020 ($)	Aggregate Amount Reported in the Summary Compensation Table of this Proxy Statement for 2019 ($)
Mr. Graziosi	87,300	76,500	72,000
Mr. Bohley	51,439	43,875	37,500
Mr. Coll	53,370	39,375	37,875
Mr. Dick	234,000	998,980	1,135,410
Mr. Scroggins	30,168	N/A	N/A
Mr. Kirk	75,204	330,625	346,208
Potential Payments upon Termination or Change-in-Control
Mr. Graziosi has a severance and change-in-control agreement that provides for severance benefits upon termination of employment. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment effective as of December 31, 2021 (i) by us without cause or due to Mr. Graziosi’s resignation for good reason, (ii) by us without cause or due to Mr. Graziosi’s resignation for good reason following a change-in-control, or (iii) due to death or disability, Mr. Graziosi would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason following a Change-in- Control ($)	Termination Due to Death or Disability ($)
David S. Graziosi	Salary	1,940,000	2,910,000	—
	Bonus	3,410,907	5,116,361	1,705,454
	Stock Options (Accelerated)(1)	—	—	—
	RSUs (Accelerated)(2)	—	1,414,560	—
	Performance Units (Accelerated)(3)	—	9,022,761	—
	Benefit continuation(4)	41,155	64,233	—
	Total	5,392,062	18,527,915	1,705,454
(1)	None of Mr. Graziosi’s unvested stock options were “in-the-money” as of December 31, 2021.
(2)
Amount represents the value of unvested RSUs and dividend equivalents held by Mr. Graziosi that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $36.35, the closing price of our common stock on the NYSE on December 31, 2021.

(3)
Amount represents the value of Mr. Graziosi’s unvested performance units granted on June 29, 2018 that would vest as a result of a change-in-control. Value is calculated by multiplying the number of unvested performance units by $36.35, the closing price of our common stock on the NYSE on December 31, 2021. Under the other termination scenarios, unvested performance units granted on June 29, 2018 and on February 10, 2021 continue to vest in accordance with their terms and therefore are not included in the numbers in this row.

(4)	Consists of continuation of group health benefits. The value of the health benefits was calculated using an estimate of the cost to us of such health coverage based upon past experience.

56	2022 PROXY STATEMENT

Messrs. Bohley, Coll, Dick and Scroggins each have a CiC Agreement which provides for severance benefits upon a termination of employment by us without cause or by the executive for good reason, in either case, within two years following a change in control. See “Compensation Discussion and Analysis—Employment and Severance Arrangements” above. Assuming a termination of employment in the event of a change in control had occurred on December 31, 2021, Messrs. Bohley, Coll, Dick and Scroggins would have received the following severance payments and benefits:
Name	Payment Type	Termination Without Cause or for Good Reason ($)
G. Frederick Bohley	Salary	1,151,700
	Bonus	1,266,870
	RSUs (Accelerated)(1)	646,448
	Stock Options (Accelerated)(2)	—
	Total	3,065,018

John M. Coll	Salary	943,200
	Bonus	943,200
	RSUs (Accelerated)(1)	476,985
	Stock Options (Accelerated)(2)	—
	Total	2,363,385

Michael A. Dick	Salary	1,028,000
	Bonus	1,028,000
	RSUs (Accelerated)(1)	561,571
	Stock Options (Accelerated)(2)	—
	Total	2,617,571

Eric C. Scroggins	Salary	676,480
	Bonus	507,360
	RSUs (Accelerated)(1)	255,286
	Stock Options (Accelerated)(2)	—
	Total	1,439,126

(1)
Amounts represent the value of unvested RSUs and dividend equivalents held by the NEO that would vest as a result of the specified termination event. Value is calculated by multiplying the number of unvested RSUs and dividend equivalents that would vest by $36.35, the closing price of our common stock on the NYSE on December 31, 2021. Unvested performance units continue to vest in accordance with their terms and therefore are not included in the numbers in this row.

(2)	None of the unvested stock options held by Messrs. Bohley, Coll, Dick or Scroggins were “in-the-money” as of December 31, 2021.
We provide higher levels of life insurance coverage to certain of our executives, including our NEOs, than is generally available to our other employees. In the event of a termination due to death on December 31, 2021, in addition to the amounts, if any, set forth in the table above, each of our NEOs (or their estates) would be entitled under their respective life insurance policies to receive payments equal to four times their then-current base salaries, which base salary amounts are set forth above under “Compensation Discussion and Analysis—2021 Compensation Decisions—Base Compensation,” up to a maximum of $2 million.
Mr. Kirk retired on August 6, 2021. Pursuant to his Separation Agreement, Mr. Kirk became entitled to receive a prorated IComp payment for 2021 based on the achievement of the performance metrics established by the Compensation Committee for 2021, payable in the first quarter of 2022, which amount equaled $581,500. In addition, on August 6, 2021, 17,781 outstanding and unvested stock options, 5,808 outstanding and unvested RSUs and 309 outstanding and unvested dividend equivalents held by Mr. Kirk on such date immediately vested. The remainder of his outstanding and unvested stock options, RSUs and dividend equivalents were forfeited.

2022 PROXY STATEMENT	[57]

Subsequent to December 31, 2021, Mr. Dick provided us with his notice of intent to retire on March 11, 2022. In connection with Mr. Dick’s retirement, we entered into a Separation Agreement with Mr. Dick pursuant to which he became entitled to receive a prorated IComp payment for 2022 based on the achievement of the performance metrics established by the Compensation Committee for 2022, payable in the first quarter of 2023. In addition, on March 11, 2022, 11,064 outstanding and unvested stock options, 3,688 outstanding and unvested RSUs and 143 outstanding and unvested dividend equivalents held by Mr. Dick on such date immediately vested. The remainder of his outstanding and unvested stock options, RSUs and dividend equivalents were forfeited.

58	2022 PROXY STATEMENT

Director Compensation

For 2021, Mr. Graziosi, who is an employee of the Company, received no additional compensation for serving on our Board. Mr. Graziosi’s compensation is reported in the Summary Compensation Table above. During 2021, we provided the following compensation to our non-employee members of the Board:
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Judy L. Altmaier	101,250	129,959	231,209
Stan A. Askren	102,500	129,959	232,459
Lawrence E. Dewey(1)	72,500	—	72,500
David C. Everitt	95,000	129,959	224,959
Alvaro Garcia-Tunon	110,000	129,959	239,959
Carolann I. Haznedar	105,000	129,959	234,959
Richard P. Lavin	98,750	129,959	228,709
Thomas W. Rabaut	145,000	129,959	274,959
Richard V. Reynolds	106,250	129,959	236,209
(1)	Mr. Dewey served as a director until our 2021 annual meeting of stockholders.
(2)
Amounts included in this column represent the director’s annual retainer and committee service fees. The annual retainer may be paid in common stock or cash, at the director’s election. Both the annual retainer and committee service fees may be deferred under our Director Deferred Compensation Plan. The annual retainer and committee fees included in this column were paid as follows:

Name	Annual Retainer— Common Stock (#)	Annual Retainer— DSU (#)	Annual Retainer— Cash ($)	Committee and Other Fees—Cash ($)	Committee and Other Fees—DSUs (#)
Ms. Altmaier	—	—	85,000	6,250	271
Mr. Askren	—	—	85,000	17,500	—
Mr. Dewey	—	—	42,500	30,000	—
Mr. Everitt	—	—	85,000	10,000	—
Mr. Garcia-Tunon	—	983	42,500	12,500	289
Ms. Haznedar	—	—	85,000	20,000	—
Mr. Lavin	—	1,644	21,250	6,250	170
Mr. Rabaut	1,584	—	21,250	60,000	—
General Reynolds	—	—	85,000	21,250	—

2022 PROXY STATEMENT	[59]

(3)
Represents the grant date fair value of the annual equity award in accordance with ASC 718. The amounts are calculated by multiplying the number of shares underlying the award by the closing price for a share of our common stock as reported by the NYSE on the date of grant and include the director’s annual equity award received in RSUs:

Name	Annual Equity Award—RSUs (#)	Annual Equity Award—DSUs (#)
Ms. Altmaier	—	2,927
Mr. Askren	2,927	—
Mr. Everitt	—	2,927
Mr. Garcia-Tunon	—	2,927
Ms. Haznedar	—	2,927
Mr. Lavin	—	2,927
Mr. Rabaut	2,927	—
General Reynolds	—	2,927
(4)	As of December 31, 2021, our non-employee directors had the following number of RSUs and DSUs outstanding:
Name	RSUs (#)	DSUs (#)
Ms. Altmaier	—	10,608
Mr. Askren	2,970	8,327
Mr. Everitt	—	25,860
Mr. Garcia-Tunon	—	35,507
Ms. Haznedar	—	11,708
Mr. Lavin	—	18,166
Mr. Rabaut	2,970	1,102
General Reynolds	—	32,377
The number of RSUs and DSUs includes dividend equivalents earned on the unvested awards.
Director Compensation Policy
Under our Fifth Amended and Restated Non-Employee Director Compensation Policy, or the Director Compensation Policy, each non-employee director receives:
•
an annual retainer for: (i) Board service, (ii) service as the chair of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees, and (iii) service as a member of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees; and

•	an annual equity award.
For their service as members of our Board, all non-employee directors received:
•
An annual equity award with a grant date fair value of approximately $130,000 payable 100% in RSUs granted under the 2015 Plan (with the number of shares underlying the RSUs based on the closing price of our common stock on the NYSE on the date of grant).

•
An annual retainer of $85,000 payable quarterly in arrears, at the director’s election, either 100% in fully vested common stock granted under the 2015 Plan (valued based on the closing price of a share of our common stock on the NYSE on the date of grant), 100% in cash or 50% in fully vested common stock (valued as described above) and 50% in cash.

•	For service as a member of the following committees, each committee member received an annual cash retainer of:
○	$5,000 for service as a member of the Finance and Nominating and Corporate Governance Committees,
○	$7,500 for service as a member of the Compensation Committee, and
○	$10,000 for service as a member of the Audit Committee.

60	2022 PROXY STATEMENT

•	For service as a chair of the following committees, each chair received an annual cash retainer of:
○	$10,000 for service as the chair of our Finance and Nominating and Corporate Governance Committees,
○	$15,000 for service as the chair of our Compensation Committee, and
○	$20,000 for service as the chair of our Audit Committee.
•	The Lead Independent Director received a $50,000 annual cash retainer.
Director Deferred Compensation Plan
We maintain the Director Deferred Compensation Plan, a non-qualified deferred compensation plan that permits each member of our Board who is eligible to receive compensation under the Director Compensation Policy to receive DSUs under the Director Deferred Compensation Plan. DSUs received pursuant to a director’s deferrals are subject to vesting and forfeiture as provided in the Director Compensation Policy. Each DSU represents the right to receive one share of our common stock, or an equivalent amount of cash.

2022 PROXY STATEMENT	[61]

Ratio of CEO Compensation to Median of Employees

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David S. Graziosi, our Chairman, President and Chief Executive Officer. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2021, our last completed fiscal year:
•	The median of the annual total compensation of all Allison employees, other than our CEO, was $91,734; and
•	The annual total compensation of our CEO was $8,528,568.
Based on this information, for 2021 the ratio of the annual total compensation of Mr. Graziosi, our Chief
Executive Officer, to the median of the annual total compensation of all employees was 93 to 1.
As permitted under SEC rules, we are using the same median employee for our 2021 pay ratio calculation as we used for our 2020 and 2019 pay ratio calculations because we did not experience any meaningful changes in our employee population or employee compensation arrangements during 2021 that we reasonably believe would significantly impact our pay ratio disclosure.
We identified our median employee in December 2019. To identify our median employee, as well as the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
•	We determined that, as of December 1, 2019, our employee population excluding our CEO consisted of 3,755 individuals, with approximately 91% of these individuals located in the United States.
•
To identify the median employee, we compared the amount of cash wages, including base salary and hourly and overtime pay, paid to our employees (other than our CEO) from January 1, 2019 to December 31, 2019, as reflected in our payroll records. In making this determination, we annualized the compensation of approximately 1,004 full-time employees who were hired or who joined Allison in 2019 as part of the three acquisitions we completed during 2019 but did not work for us the entire fiscal year.

•
Utilizing the median employee identified in December 2019, we determined our median employee's 2021 annual total compensation in the same manner that we determined the annual total compensation of our NEOs for the Summary Compensation Table.

62	2022 PROXY STATEMENT

Equity Compensation Plan Information

The following table summarizes the information regarding equity awards outstanding and available for future grants as of December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,428,798(2)	$40.86(3)	11,724,623(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,428,798	$40.86	11,724,623
(1)	Consists of the 2015 Plan and the Allison Transmission Holdings, Inc. Equity Incentive Award Plan, or the 2011 Plan.
(2)
Includes 922,354 shares subject to RSU and performance unit awards (at the maximum level of performance) and 18,311 shares issuable upon vesting of outstanding dividend equivalents earned on unvested RSU awards.

(3)
Represents the weighted average exercise price of outstanding stock options. Does not take into consideration the shares issuable upon vesting of outstanding RSUs and performance units, which have no exercise price.

(4)
Represents shares available for issuance under the 2015 Plan. No shares remain available for future issuance under the 2011 Plan. However, to the extent outstanding stock options under the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such stock options will be available for future issuance under the 2015 Plan. As of December 31, 2021, 411,080 shares that were previously subject to stock options or RSUs outstanding under the 2011 Plan were forfeited or lapsed and are now included in the number of shares available for issuance under the 2015 Plan.

2022 PROXY STATEMENT	[63]

Stockholder Proposals at 2023 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy card relating to the 2023 annual meeting of stockholders must be received no later than November 25, 2022. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222.
Notice of any director nomination or other proposal that a stockholder intends to present at the 2023 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2023 annual meeting of stockholders, must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than January 4, 2023 and not later than 5:00 p.m. Eastern Time on February 3, 2023. The notice also must set forth the information required by our Bylaws with respect to each director nomination or other proposal that a stockholder intends to present at the 2023 annual meeting of stockholders. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.
In addition, our Bylaws provide a proxy access right permitting certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 25% of the directors then serving. Notice of proxy access director nominations for the 2023 annual meeting of stockholders must be delivered to our Secretary by mail at One Allison Way, Indianapolis, Indiana 46222 not earlier than October 26, 2022 and not later than November 25, 2022. In addition, the notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that a stockholder intends to present at the 2023 annual meeting of stockholders.
A copy of the Bylaw provisions may be obtained by contacting our Secretary.

64	2022 PROXY STATEMENT

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filings by Allison under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, the sections of this proxy statement entitled “Report of the Audit Committee” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.
The information on, or accessible through, our website, www.allisontransmission.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.
Annual Report on Form 10-K
Stockholders may receive, without charge, a copy of our 2021 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC. Please address requests for a copy of our 2021 Annual Report on Form 10-K to our Secretary at One Allison Way, Indianapolis, Indiana 46222. Our 2021 Annual Report on Form 10-K is also available in the Investor Relations section of our website at ir.allisontransmission.com.

2022 PROXY STATEMENT	[65]

Allison Transmission®

One Allison Way
Indianapolis, IN 46222-3271
317-242-5000
allisontransmission.com

ALLISON TRANSMISSION HOLDINGS, INC.
ONE ALLISON WAY
INDIANAPOLIS, IN 46222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALSN2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74596-P65802

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLISON TRANSMISSION HOLDINGS, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Judy L. Altmaier	☐	☐	☐
1b. Stan A. Askren	☐	☐	☐
1c. D. Scott Barbour	☐	☐	☐
1d. David C. Everitt	☐	☐	☐
1e. Alvaro Garcia-Tunon	☐	☐	☐
1f. David S. Graziosi	☐	☐	☐
1g. Carolann I. Haznedar	☐	☐	☐
1h. Richard P. Lavin	☐	☐	☐
1i. Thomas W. Rabaut	☐	☐	☐
1j. Richard V. Reynolds	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
3. An advisory non-binding vote to approve the compensation paid to our named executive officers.	☐	☐	☐

NOTE: If any other business properly comes before the 2022 Annual Meeting, or any adjournments or postponements thereof, the persons named as proxies intend to vote the shares represented by your proxy in their discretion on such business.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report to Stockholders and Notice & Proxy Statement are available at www.proxyvote.com

D74597-P65802

ALLISON TRANSMISSION HOLDINGS, INC.
Annual Meeting of Stockholders
May 4, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Frederick Bohley, David S. Graziosi and Eric C. Scroggins, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Allison Transmission Holdings, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on May 4, 2022, at www.virtualshareholdermeeting.com/ALSN2022 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all nominees listed on the reverse side for election to the Board of Directors, "FOR" Proposals 2 and 3 and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side